Exhibit 10.1

$70,000,000 POST-PETITION LOAN AND SECURITY AGREEMENT

by and among

SILICON GRAPHICS, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers

and

THE LENDERS THAT ARE SIGNATORIES HERETO

as the DIP Lenders

Dated as of May 8, 2006

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		2
	1.1	Definitions.	2
	1.2	Accounting Terms.	2
	1.3	UCC.	3
	1.4	Construction.	3
	1.5	Schedules and Exhibits.	3

2.	LOAN AND TERMS OF PAYMENT.		3
	2.1	[INTENTIONALLY OMITTED]	3
	2.2	Term Loan.	3
	2.3	Borrowing Procedures and Settlements.	4
	2.4	Payments.	6
	2.5	[INTENTIONALLY OMITTED]	10
	2.6	Interest Rates: Rates, Payments, and Calculations.	10
	2.7	[INTENTIONALLY OMITTED]	11
	2.8	[INTENTIONALLY OMITTED]	11
	2.9	Designated Account.	11
	2.10	Maintenance of Loan Accounts; Statements of Obligations.	11
	2.11	Fees.	11
	2.12	[INTENTIONALLY OMITTED]	11
	2.13	[INTENTIONALLY OMITTED].	11
	2.14	Capital Requirements.	11
	2.15	Joint and Several Liability of Borrowers.	12
	2.16	Registered Notes.	14
	2.17	Priority and Liens.	15

3.	CONDITIONS; TERM OF AGREEMENT.		16
	3.1	Conditions Precedent to the Initial Extension of Credit.	16
	3.2	Conditions Precedent to all Extensions of Credit.	16
	3.3	Term.	17
	3.4	Effect of Termination.	17
	3.5	Early Termination by Borrowers.	17

4.	REPRESENTATIONS AND WARRANTIES.		18
	4.1	No Encumbrances.	18
	4.2	[INTENTIONALLY OMITTED].	18
	4.3	[INTENTIONALLY OMITTED].	18
	4.4	Equipment.	18
	4.5	Location of Inventory and Equipment.	18
	4.6	Inventory Records.	18
	4.7	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.	18

i

	4.8	Due Organization and Qualification; Subsidiaries.	19
	4.9	Due Authorization; No Conflict.	19
	4.10	Litigation.	20
	4.11	No Material Adverse Change.	20
	4.12	[INTENTIONALLY OMITTED]	20
	4.13	Employee Benefits.	20
	4.14	Environmental Condition.	21
	4.15	Intellectual Property.	21
	4.16	Leases.	22
	4.17	Deposit Accounts and Securities Accounts.	22
	4.18	Complete Disclosure.	22
	4.19	Pre-Petition Indebtedness.	23
	4.20	Classified Material.	23
	4.21	Inactive Subsidiaries.	23
	4.22	[INTENTIONALLY OMITTED].	23
	4.23	Obligations Immediately Prior to the Closing Date.	23
	4.24	Agreed Budget.	23
	4.25	Other Representations and Warranties.	23

5.	AFFIRMATIVE COVENANTS.		24
	5.1	Accounting System.	24
	5.2	Agreed Budget.	24
	5.3	Financial Statements, Reports, Certificates.	24
	5.4	[INTENTIONALLY OMITTED].	24
	5.5	Inspection.	24
	5.6	Maintenance of Properties.	25
	5.7	Taxes.	25
	5.8	Insurance.	25
	5.9	Location of Threshold Inventory and Threshold Equipment.	26
	5.10	Compliance with Laws.	26
	5.11	Leases.	26
	5.12	Existence.	26
	5.13	Environmental.	26
	5.14	Disclosure Updates.	27
	5.15	[INTENTIONALLY OMITTED].	27
	5.16	Assignment of Proceeds.	27
	5.17	Employee Benefits.	27
	5.18	Formation of Subsidiaries.	28
	5.19	Certain Reports and Information.	28
	5.20	Refinancing.	29

6.	NEGATIVE COVENANTS.		29
	6.1	Indebtedness.	29
	6.2	Liens.	29
	6.3	Restrictions on Fundamental Changes.	30
	6.4	Disposal of Assets.	30
	6.5	Change Name.	30

	6.6	Nature of Business.	30
	6.7	Prepayments and Amendments.	30
	6.8	Change of Control.	30
	6.9	Consignments.	30
	6.10	Distributions.	30
	6.11	Accounting Methods.	31
	6.12	Investments.	31
	6.13	Transactions with Affiliates.	31
	6.14	Use of Proceeds.	31
	6.15	Inventory and Equipment with Bailees.	31
	6.16	Financial Covenants.	31
	6.17	No Transactions Prohibited Under ERISA; Unfunded Liability.	32
	6.18	Inactive Subsidiaries.	33
	6.19	Impairment Agreements.	33

7.	COLLATERAL.		33
	7.1	Grant of Security Interest.	33
	7.2	Preservation of Collateral and Perfection of Liens Thereon.	36
	7.3	Automatic Stay.	36
	7.4	Super-Priority Claims.	37
	7.5	Right of Set-Off.	37
	7.6	[INTENTIONALLY OMITTED].	37
	7.7	No Discharge; Survival of Claims.	37
	7.8	Compliance with Interim Order and Final Order.	37

8.	EVENTS OF DEFAULT.		38
	8.1	Payment Default.	38
	8.2	Performance Default.	38
	8.3	Failure to Conduct Business.	38
	8.4	Judgments against Borrowers.	39
	8.5	Default on Other Post-Petition Indebtedness.	39
	8.6	Breach of Representations and Warranties.	39
	8.7	[INTENTIONALLY OMITTED]	39
	8.8	Enforceability of Liens.	39
	8.9	Enforceability of Loan Documents.	39
	8.10	Dissolution or Liquidation.	39
	8.11	Filing of Interim and Final Order.	39
	8.12	Reorganization Plan and Disclosure Statement.	40
	8.13	Certain Orders.	40
	8.14	Non-Compliance with the Final Order or the Interim Order.	40
	8.15	Conversion to Chapter 7.	40
	8.16	Filing of Unapproved Plan.	40
	8.17	Filing of Unapproved Order.	41
	8.18	Relief from the Automatic Stay.	41
	8.19	Senior Claim.	41
	8.20	Unenforceability of the Interim Order, Final Order or this DIP Loan Agreement.	41

	8.21	Opposition to DIP Lender’s Motion.	41
	8.22	Motion against the DIP Lenders.	41
	8.23	Prohibited Payment.	42
	8.24	Material Adverse Change.	42

9.	THE DIP LENDERS’ RIGHTS AND REMEDIES.		42
	9.1	Rights and Remedies.	42
	9.2	Remedies Cumulative.	42
	9.3	Entry Upon Premises and Access to Information.	43
	9.4	Sale or Other Disposition of Collateral by the DIP Lenders.	43
	9.5	Automatic Stay.	44
	9.6	Waiver of Notice.	44

10.	TAXES AND EXPENSES.		44
	10.1	Third Party Expenses.	44
	10.2	DIP Lender Expenses.	45

11.	WAIVERS; INDEMNIFICATION; RELEASE.		45
	11.1	Demand; Protest; etc.	45
	11.2	The DIP Lenders’ Liability for Collateral.	45
	11.3	Indemnification.	45

12.	NOTICES.		46

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		47

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		48
	14.1	Assignments and Participations.	48
	14.2	Successors.	52

15.	AMENDMENTS; WAIVERS.		52
	15.1	Amendments and Waivers.	52
	15.2	Replacement of Holdout DIP Lender.	53
	15.3	No Waivers; Cumulative Remedies.	54

16.	THE LENDER GROUP.		54
	16.1	[INTENTIONALLY OMITTED]	54
	16.2	[INTENTIONALLY OMITTED]	54
	16.3	[INTENTIONALLY OMITTED]	54
	16.4	[INTENTIONALLY OMITTED]	54
	16.5	Notice of Default or Event of Default.	54
	16.6	[INTENTIONALLY OMITTED]	54
	16.7	Costs and Expenses; Indemnification.	54
	16.8	DIP Lender in Individual Capacity.	55
	16.9	Withholding Taxes.	55
	16.10	Collateral Matters.	57
	16.11	Restrictions on Actions by DIP Lenders; Sharing of Payments.	58
	16.12	Agency for Perfection.	58

	16.13	[INTENTIONALLY OMITTED]	58
	16.14	[INTENTIONALLY OMITTED]	58
	16.15	[INTENTIONALLY OMITTED]	58
	16.16	Several Obligations; No Liability.	58
	16.17	[INTENTIONALLY OMITTED].	58
	16.18	Disclosure of Classified Material.	59

17.	GENERAL PROVISIONS.		59
	17.1	Effectiveness.	59
	17.2	Section Headings.	59
	17.3	Interpretation.	59
	17.4	Severability of Provisions.	59
	17.5	Counterparts; Electronic Execution.	60
	17.6	Revival and Reinstatement of Obligations.	60
	17.7	Confidentiality.	60
	17.8	Integration.	61
	17.9	Parent as Agent for Borrowers.	61
	17.10	Equitable Relief.	61
	17.11	The DIP Lenders as Parties in Interest.	61
	17.12	Section 506(c) Waiver.	62
	17.13	Waiver of Chapter 5 Claims.	62
	17.14	Reversal of Payments.	62
	17.15	[INTENTIONALLY OMITTED].	62
	17.16	Acknowledgement of Security Interests.	62
	17.17	Binding Effect of Documents.	62

v

EXHIBITS AND SCHEDULES

Exhibit A-1	Agreed Budget

Exhibit A-2	Form of Assignment and Acceptance

Exhibit I-1	Interim Order

Exhibit P-1	Plan Term Sheet

Schedule C-1	Commitments

Schedule D-1	Designated Account

Schedule D-2	DIP Lenders’ Accounts

Schedule I-1	Inactive Subsidiaries

Schedule P-1	Permitted Liens

Schedule P-2	Permitted Senior Liens

Schedule P-3	Pledged Companies

Schedule R-1	Real Property Collateral

Schedule 1.1	Definitions

Schedule 3.1	Conditions Precedent

Schedule 4.5	Locations of Inventory and Equipment

Schedule 4.7(a)	States of Organization

Schedule 4.7(b)	Chief Executive Offices

Schedule 4.7(c)	Organizational Identification Numbers

Schedule 4.7(d)	Commercial Tort Claims

Schedule 4.8(b)	Capitalization of Borrowers

Schedule 4.8(c)	Capitalization of Borrowers’ Subsidiaries

Schedule 4.10	Litigation

Schedule 4.13	Employee Benefits

Schedule 4.14	Environmental Matters

Schedule 4.15	Scheduled Intellectual Property Collateral

Schedule 4.16	Defaults under Leases

Schedule 4.17	Domestic Deposit Accounts and Securities Accounts

Schedule 4.19	Permitted Pre-Petition Indebtedness

Schedule 5.3	Financial Statements, Reports, Certificates

POST-PETITION LOAN AND SECURITY AGREEMENT

THIS POST-PETITION LOAN AND SECURITY AGREEMENT (this “DIP Loan Agreement”), is entered into as of May 8, 2006, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “DIP Lender” and collectively as the “DIP Lenders”), SILICON GRAPHICS, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower,” and collectively, jointly and severally, as the “Borrowers”).

INTRODUCTORY STATEMENT

All defined terms not otherwise defined above or in this Introductory Statement are as defined in Schedule 1.1 or as defined elsewhere herein.

Certain of the DIP Lenders are holders of 6.50% Senior Secured Convertible Notes due 2009 issued under that certain Indenture, dated December 24, 2003, by and between Parent and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America ( as amended, modified or supplemented from time to time, the “6.50% Notes Indenture”);

On December 24, 2003, Parent entered into an Indenture with U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, with respect to 11.75% Senior Secured Notes due 2009 (as amended, modified or supplemented from time to time, the “11.75% Notes Indenture” and, together with the 6.50% Notes Indenture, the “Pre-Petition Indentures”);

As of October 24, 2005, the Borrowers entered into a Third Amended and Restated Credit Agreement (the “Pre-Petition Credit Facility”) with the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Pre-Petition Senior Lender” and collectively as the “Pre-Petition Senior Lenders”) and Wells Fargo Foothill, Inc., a California corporation, as the arranger and administrative agent for the Pre-Petition Senior Lenders (in such capacity, the “Pre-Petition Agent”) providing for a secured credit facility.

On May 8, 2006 (the “Petition Date”), each of the Borrowers filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court;

The Borrowers desire to pursue a financial restructuring of the Borrowers and the Borrowers believe that the best way to effectuate financial restructuring of the Borrowers is by means of cases under chapter 11 of the Bankruptcy Code;

An immediate and on-going need exists for the Borrowers to obtain additional funds in order to continue the operation of their businesses as debtors-in-possession under chapter 11 of the Bankruptcy Code and, accordingly, the Borrowers have requested that the DIP Lenders refinance a portion of the Pre-Petition Credit Facility and extend post-petition financing, and the DIP Lenders are willing to provide such post-petition financing and incur such additional obligations pursuant to sections 364(c)(1), (c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, but only for the purposes and upon the terms and conditions set forth in this DIP Loan Agreement; and

To provide security for the repayment of the Loans and the payment of the other Obligations of the Borrowers hereunder and under the other Loan Documents, the Borrowers will provide to the DIP Lenders the following (each as more fully described herein):

(a) an allowed administrative expense claim in each of the Chapter 11 Cases pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in, or arising under, any Sections of the Bankruptcy Code (including, without limitation, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) or 726 thereof), pursuant to Section 364(c)(1) of the Bankruptcy Code, whether or not such claims or expenses may become secured by a judgment lien or other non-consensual lien, levy or attachment;

(b) a perfected Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, on all unencumbered property of the Borrowers (subject, in the case of leaseholds, to any notices required under applicable law);

(c) a perfected Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all property of the Borrowers (other than property subject to the senior liens and replacement liens granted to the Pre-Petition Senior Lenders, the Pre-Petition Secured Notes Lenders and the 11.75% Secured Notes Lenders), junior to existing valid and perfected Liens on such property, as provided in the Interim Order and the Final Order, as applicable; and

(d) perfected first priority priming Liens, pursuant to Section 364(d)(1) of the Bankruptcy Code, on all of the Collateral,

provided, however, that all of the claims and the Liens granted hereunder in the Chapter 11 Cases to the DIP Lenders shall be subject to (x) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (y) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (z) the Carve-Out to the extent provided herein.

Subject to the terms and conditions set forth herein, each DIP Lender is willing to make loans to the Borrowers in an aggregate amount not in excess of its Commitment hereunder. In consideration of the terms and conditions contained herein, and of any loans or extensions of credit now or hereafter made to or for the benefit of the Borrowers by the DIP Lenders, the parties hereto hereby agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Except as otherwise provided herein, capitalized terms used in this DIP Loan Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 UCC. Any terms used in this DIP Loan Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, provided, however, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern.

1.4 Construction. Unless the context of this DIP Loan Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or,” and any provision that is set forth herein as part of a list or series is to be construed in a manner that does not result in duplication of any other provision in such list or series. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this DIP Loan Agreement or any other Loan Document refer to this DIP Loan Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this DIP Loan Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this DIP Loan Agreement unless otherwise specified. Any reference in this DIP Loan Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this DIP Loan Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 [INTENTIONALLY OMITTED]

2.2 Term Loan.

(a) Making of Term Loan. Subject to the terms and conditions of this DIP Loan Agreement, on and after the Closing Date and on or prior to the Maturity Date, each DIP Lender agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrowers in an aggregate amount equal to such DIP Lender’s Pro Rata Share of the then extant Term Loan Commitment in the aggregate amounts set forth below on or after the dates set forth below (each a “Term Loan Availability Date”):

The Closing Date	$10,000,000
May 12, 2006	$5,000,000
May 19, 2006	$5,000,000
May 26, 2006	$3,000,000
Upon entry of the Final Order	$32,000,000
June 30, 2006	$10,000,000
July 14, 2006	$5,000,000

The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable on the date of termination of this DIP Loan Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan shall constitute Obligations. No portion of the Term Loan which is repaid or prepaid may be reborrowed.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing of Term Loan. Each Borrowing of a Term Loan shall be made by an irrevocable written request by an Authorized Person delivered to each DIP Lender. Such notice must be received by each DIP Lender no later than 1:00 p.m. (California time) on the Business Day prior to the Closing Date for the initial Borrowing and, thereafter, five (5) Business Days prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. In lieu of delivering the above-described written request, any Authorized Person may give each DIP Lender telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing to each DIP Lender within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) [INTENTIONALLY OMITTED]

(c) Making of Loans.

(i) Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), and subject to the other conditions set forth in this Section 2.3(h), each DIP Lender shall make the amount of such DIP Lender’s Pro Rata Share of the requested Borrowing available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds to the Designated Account; provided, however, that no DIP Lender shall have the obligation to make any portion of the Term Loan if such DIP Lender shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing, when combined with prior Borrowings under Section 2.2, would exceed the amount of the Term Loan available to be borrowed pursuant to Section 2.2 on such Funding Date.

(ii) The failure of any DIP Lender to make any Term Loan on any Funding Date shall not relieve any other DIP Lender of any obligation hereunder to make a Term Loan on such Funding Date, but no DIP Lender shall be responsible for the failure of any other DIP Lender to make the Term Loan to be made by such other DIP Lender on any Funding Date.

(iii) Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, any Defaulting DIP Lender shall be deemed not to be a “DIP Lender” and such DIP Lender’s Commitment shall be deemed to be zero. This Section 2.3(c)(iii) shall remain effective with respect to such DIP Lender until (x) the Obligations under this DIP Loan Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting DIP Lenders and Administrative Borrower shall have waived such Defaulting DIP Lender’s default in writing, or (z) the Defaulting DIP Lender makes its Pro Rata Share of the applicable Term Loan and pays to the Borrowers all amounts owing by such Defaulting DIP Lender in respect thereof. The operation of this Section 2.3(c)(iii) shall not be construed to increase or otherwise affect the Commitment of any DIP Lender, to relieve or excuse the performance by such Defaulting DIP Lender or any other DIP Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to the DIP Lenders other than such Defaulting DIP Lender. Any such failure to fund by any Defaulting DIP Lender shall constitute a material breach by such Defaulting DIP Lender of this DIP Loan Agreement and shall entitle Administrative Borrower at its option, upon written notice to the DIP Lenders, to arrange for a substitute DIP Lender to assume the Commitment of such Defaulting DIP Lender, such substitute DIP Lender to be reasonably acceptable to the Required DIP Lenders]. In connection with the arrangement of such a substitute DIP Lender, the Defaulting DIP Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute DIP Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting DIP Lender shall not be deemed to constitute a waiver of any of the DIP Lenders’ or Borrowers’ rights or remedies against any such Defaulting DIP Lender arising out of or in relation to such failure to fund.

(d) [INTENTIONALLY OMITTED]

(e) [INTENTIONALLY OMITTED]

(f) Notation. Administrative Borrower shall record on its books the principal amount of the Term Loan owing to each DIP Lender and the interests therein of each DIP Lender, from time to time and such records shall, absent manifest error, gross negligence or willful misconduct on the part of Administrative Borrower, conclusively be presumed to be correct and accurate.

(g) DIP Lenders’ Failure to Perform. The Term Loan and all other extensions of credit shall be made by the DIP Lenders contemporaneously and in accordance with their Pro Rata Shares and subject to Section 2.2. It is understood that (i) no DIP Lender shall be responsible for any failure by any other DIP Lender to perform its obligation to make any Term Loan (or other extension of credit) hereunder, nor shall any Commitment of any DIP Lender be increased or decreased as a result of any failure by any other DIP Lender to perform its obligations hereunder, and (ii) no failure by any DIP Lender to perform its obligations hereunder shall excuse any other DIP Lender from its obligations hereunder.

(h) Procedure for Borrowing of Term Loan.

(i) Each Borrowing of a portion or all of the Term Loan shall be made by an irrevocable written request by an Authorized Person delivered to the DIP Lenders. Such notice must be received by the DIP Lenders no later than 1:00 p.m. (California time) on the Closing Date and thereafter on the Business Day that is 5 (five) Business Days prior to the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At the DIP Lenders’ election, in lieu of delivering the above-described written request, any Authorized Person may give the DIP Lenders telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(ii) Borrowers may borrow up to the then extant Term Loan Commitment in accordance with the amounts set forth pursuant to the Term Loan Availability Dates pursuant to Section 2.2. .

2.4 Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made in Dollars to the DIP Lenders’ Accounts, to be apportioned ratably among the DIP Lenders, and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by any DIP Lender later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless the DIP Lenders receive notice from Administrative Borrower prior to the date on which any payment is due to the DIP Lenders that Borrowers will not make such payment in full as and when required, the DIP Lenders may assume that Borrowers have made (or will make) such payment in full to the DIP Lenders on such date in immediately available funds.

(b) Apportionment and Application.

(i) Except as otherwise provided with respect to Defaulting DIP Lenders and except as otherwise provided in the Loan Documents, aggregate principal and interest payments shall be apportioned ratably among the DIP Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each DIP Lender), and payments of fees and expenses shall be apportioned ratably among the DIP Lenders. All payments shall be remitted to the DIP Lenders’ Accounts, apportioned ratably among the DIP Lenders, and all such payments, and all proceeds of Collateral received by the DIP Lenders, shall be applied as follows:

(A) first, ratably to pay any DIP Lender Expenses then due to any of the DIP Lenders under the Loan Documents, until paid in full,

(B) second, ratably to pay any fees or premiums then due to any of the DIP Lenders under the Loan Documents until paid in full,

(C) third, so long as no Event of Default has occurred and is continuing, ratably to pay interest due in respect of the Term Loan until paid in full,

(D) fourth, so long as no Event of Default has occurred and is continuing, to pay any principal amount then due and payable with respect to the Term Loan until paid in full,

(E) fifth, if an Event of Default has occurred and is continuing, ratably to pay interest due in respect of the Term Loan until paid in full,

(F) sixth, if an Event of Default has occurred and is continuing, ratably to pay the outstanding principal balance of the Term Loan until the Term Loan is paid in full,

(G) seventh, if an Event of Default has occurred and is continuing, to pay any other Obligations, and

(H) eighth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) [INTENTIONALLY OMITTED]

(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to the DIP Lenders and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this DIP Loan Agreement.

(iv) For purposes of the foregoing (other than clause (G)), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest, interest on interest, and expense reimbursements; provided, however, that for the purposes of clause (G), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest, default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(vi) The provisions of this Section 2.4 constitute an agreement among Borrowers and the DIP Lenders as to the application of payments, Collections and proceeds of Collateral and do not constitute any subordination of (x) any Obligations or (y) the right to payment of any Obligations.

(c) Mandatory Prepayments.

(i) [INTENTIONALLY OMITTED]

(ii) Immediately upon any voluntary or involuntary sale or disposition by Borrowers or any of their Subsidiaries of property or assets (other than sales or dispositions of Inventory or Equipment in the ordinary course of business), Borrowers shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sales or dispositions to the extent that the aggregate amount of Net Cash Proceeds received by Borrowers and their Subsidiaries (and not paid to the DIP Lenders as a prepayment of the Obligations) for all such sales or dispositions shall exceed $500,000 in any fiscal year; provided, however, that Borrowers shall not be required to prepay hereunder, and any Foreign Subsidiary may retain, that portion of the Net Cash Proceeds received by such Foreign Subsidiary from such sale or disposition as, and only so long as, is required to comply with the applicable laws or regulations of such Foreign Subsidiary’s jurisdiction of organization. Nothing contained in this subclause (ii) shall permit Borrowers or any of their Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(iii) Immediately upon the receipt by Borrowers or any of their Subsidiaries of any Extraordinary Receipts in excess of $250,000 in the aggregate in any fiscal year of Parent ending after the Closing Date, Borrowers shall prepay the outstanding Obligations in accordance with clause (d) below in an amount equal to 100% of such Extraordinary Receipts in excess of $250,000 in the aggregate in any fiscal year of Parent ending after the Closing Date, net of any reasonable expenses incurred in collecting such Extraordinary Receipts; provided, however, that Borrowers shall not be required to prepay hereunder, and any Foreign Subsidiary may retain, that portion of the Extraordinary Receipts otherwise required to be prepaid pursuant to this Section 2.4(c)(iii) and received by such Foreign Subsidiary as, and only so long as, is required to comply with the applicable laws or regulations of such Foreign Subsidiary’s jurisdiction of organization.

(iv) [INTENTIONALLY OMITTED]

(v) [INTENTIONALLY OMITTED]

(d) Application of Payments.

(i) [INTENTIONALLY OMITTED]

(ii) Each prepayment pursuant to subclauses (c)(ii) and (c)(iii) above (in each case except with respect to insurance proceeds and condemnation awards related to a casualty or loss of Collateral) above shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied first to the outstanding principal amount of the Term Loan, until paid in full and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i).

(iii) Each prepayment pursuant to subclauses (c)(ii) above and (c)(iii) with respect to insurance proceeds and condemnation awards related to a casualty or loss of Collateral, shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied as follows:

(1) if the proceeds are from any sale or disposition of any Accounts or Inventory or any insurance policy or condemnation award with respect to Inventory, such proceeds shall be applied first to the outstanding principal amount of the Term Loan, until paid in full;

(2) subject to clause (3) below, if the proceeds are from the sale or disposition of any other assets or any insurance policy or condemnation award not described in clause (1) above, such proceeds shall be applied first to the outstanding principal amount of Term Loan until paid in full, provided, however, that, except during the continuance of a Default or an Event of Default, such proceeds shall not be required to be so applied to the extent that such proceeds are used to replace, repair, or restore the properties or assets in respect of which such proceeds were paid if (i) the amount of proceeds received in respect of such sales, dispositions, insurance policies, or condemnation awards are less than $2,000,000 in the aggregate during the term of this DIP Loan Agreement, and (ii) Borrowers deliver a certificate to the DIP Lenders within 10 days after such sale or 20 days after the date of such loss, destruction, or taking, as the case may be, stating that such proceeds shall be used to replace, repair, or restore such properties or assets within a period specified in such certificate not to exceed the earlier of (x) 90 days after the receipt of such proceeds, and (y) the Maturity Date (which certificate shall set forth estimates of the proceeds to be so expended). If all or any portion of such proceeds not so applied to the prepayment of the Obligations in accordance with this clause (2) are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto, such remaining portion shall be applied to the Obligations in accordance with this clause (2) on the last day of such specified period; and

(3) if the proceeds are from a sale or disposition of all or substantially all of the assets or Stock of any Person or any insurance, which sale, disposition, or proceeds of insurance includes both Accounts or Inventory and other assets, such proceeds shall be applied first to the outstanding principal amount of the Term Loan, until paid in full; and

(B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(i).

(iv) [INTENTIONALLY OMITTED]

(e) Optional Prepayment of Term Loan. The Borrowers shall have the privilege of making full or partial prepayments of the Term Loan, upon five (5) Business Days prior written notice to the DIP Lenders. Any optional prepayment of the Term Loan shall be in a minimum amount of $1,000,000 and shall be at 100% of par, plus accrued and unpaid interest, if any, to the applicable repayment date.

2.5 [INTENTIONALLY OMITTED]

2.6 Interest Rates: Rates, Payments, and Calculations.

(A) Interest Rates. Except as provided in clause (c) below, any portion of the Term Loan that has been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the greater of (i) the Base Rate plus seven percentage points (7.00%) and (ii) 250 basis points higher than the rate at which cash interest is then payable (excluding any interest not currently due and subject to waiver) under the Pre-Petition Senior Loan Documents; provided that if any interest that is accruing but not currently payable is in fact paid, an additional interest payment shall be made on the Term Loan to reflect such higher interest rate.

The foregoing notwithstanding, at no time shall any portion of any Obligations bear interest on the Daily Balance thereof at a per annum rate less than: (i) the highest rate that may be applicable to “Obligations” (as defined in the Pre-Petition Credit Facility) under the Pre-Petition Credit Facility as in effect on the Closing Date (exclusive of any default rate); plus (ii) 2.50%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to such minimum rate.

(b) [INTENTIONALLY OMITTED]

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of the Required DIP Lenders), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2.0 percentage points above the per annum rate otherwise applicable hereunder.

(d) [INTENTIONALLY OMITTED]

(e) Payment. Except as provided to the contrary in Section 2.11, interest and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding.

(f) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this DIP Loan Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the DIP Lenders, in executing and delivering this DIP Loan Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this DIP Loan Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 [INTENTIONALLY OMITTED]

2.8 [INTENTIONALLY OMITTED]

2.9 Designated Account. Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving portions of the Term Loan requested by Borrowers and made by the DIP Lenders hereunder. Unless otherwise agreed by the DIP Lenders, any portion of the Term Loan requested by Borrowers and made by the DIP Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Accounts; Statements of Obligations. Each DIP Lender shall maintain an account on its books in the name of Borrowers (collectively, the “Loan Accounts”) on which such Borrower will be charged with the Term Loan and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and DIP Lender Expenses. The Loan Accounts will be credited with all payments received by the applicable DIP Lender from Borrowers or for Borrowers’ account. Each DIP Lender shall render statements regarding its Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting DIP Lender Expenses owing, and such statements, absent manifest error, shall be rebuttably presumed to be correct and accurate and constitute an account stated between Borrowers and the DIP Lenders unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to any DIP Lender a written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to the DIP Lenders, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12 [INTENTIONALLY OMITTED]

2.13 [INTENTIONALLY OMITTED].

2.14 Capital Requirements. If, after the date hereof, any DIP Lender determines that (i) the adoption of or change after the date hereof in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change after the date hereof in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such DIP Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), imposed after the date hereof, has the effect of reducing the return on such DIP Lender’s or such holding company’s capital as a consequence of such DIP Lender’s Commitments hereunder to a level below that which such DIP Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such DIP Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such DIP Lender to be material, then such DIP Lender may notify Administrative Borrower and the DIP Lenders thereof. Following receipt of such notice, Borrowers agree to pay such DIP Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such DIP Lender of a statement in the amount and setting forth in reasonable detail such DIP Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such DIP Lender may use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of Borrowers. Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the DIP Lenders under this DIP Loan Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this DIP Loan Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this DIP Loan Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the making of any Term Loan pursuant to this DIP Loan Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this DIP Loan Agreement, notice of any action at any time taken or omitted by the DIP Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this DIP Loan Agreement (except as otherwise provided in this DIP Loan

Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the DIP Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this DIP Loan Agreement, any and all other indulgences whatsoever by the DIP Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any DIP Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any DIP Lender.

(f) Each Borrower represents and warrants to the DIP Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the DIP Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by any DIP Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such DIP Lender’s rights of subrogation and reimbursement against such Borrower by the operation of law.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

(i) The DIP Lenders may collect from such Borrower without first foreclosing on any Real Property or other Collateral pledged by Borrowers.

(ii) If any DIP Lender forecloses on any Real Property pledged by Borrowers:

(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) The DIP Lenders may collect from such Borrower even if the DIP Lenders, by foreclosing on the Real Property, have destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.

(i) The provisions of this Section 2.15 are made for the benefit of the DIP Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such DIP Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any DIP Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the DIP Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any DIP Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the DIP Lenders, and such Borrower shall deliver any such amounts to the DIP Lenders for application to the Obligations in accordance with Section 2.4(b).

2.16 Registered Notes. The Administrative Borrower, acting solely for this purpose as a non-fiduciary agent on behalf of Borrowers (or in the case of an assignment not recorded in the Register in accordance with Section 14.1(i), the assigning DIP Lender) agrees to record the Commitments and Term Loan on the Register (or in the case of an assignment not recorded in the Register in accordance with Section 14.1(i), a Related Party Register). Each Commitment

and Term Loan recorded on the Register (or Related Party Register) may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Commitment and Term Loan, each Borrower agrees, at the request of any DIP Lender, to execute and deliver to such DIP Lender a promissory note, in conformity with the terms of this DIP Loan Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such DIP Lender, and registered as provided in Section 14.1(i) (a “Registered Note”), payable to the order of such DIP Lender or its registered assigns and otherwise duly completed. Once recorded on the Register (or Related Party Register), no Commitment or Term Loan may be removed from the Register (or Related Party Register) so long as it remains outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

2.17 Priority and Liens.

(a) The Borrowers hereby covenant, represent and warrant that, upon entry of the Interim Order or Final Order, as applicable, the Obligations of each of the Borrowers hereunder and under the other Loan Documents, (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Super-Priority Claims, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all of the unencumbered Collateral (including without limitation, (x) real and tangible personal property subject to Liens which may be avoided pursuant to the Bankruptcy Code, but only to the extent so avoided and (y) to the extent set forth in the Final Order, any avoidance actions arising under the Bankruptcy Code), (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all Collateral (other than the Primed Assets, as to which the Lien in favor of the DIP Lenders will be as described in clause (iv) of this sentence) that is subject to a Permitted Lien, including without limitation, valid and perfected Liens in existence on the Petition Date or valid Liens perfected (but not granted) thereafter to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under the Bankruptcy Code, junior to such Permitted Liens, provided that the Liens granted in favor of the DIP Lenders shall be senior to any Permitted Lien which is expressly stated herein to be junior to the Liens in favor of the DIP Lenders, and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority, senior priming Lien on all of the Primed Assets, subject and subordinate in each case with respect to subclauses (i) through (iv) above, only to, following the occurrence and during the continuance of an Event of Default, (x) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (y) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (z) the Carve-Out. Without prejudice to any DIP Lender’s right to object to the interim or final allowance of any compensation or reimbursement of expenses, and subject to the Agreed Budget, the DIP Lenders agree that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code and pursuant to any order of the Bankruptcy Court, as the same may be due and payable, and the amounts so paid shall not reduce the Carve-Out.

(b) As to all Collateral, including without limitation, all real property the title to which is held by the Borrowers or the possession of which is held by the Borrowers pursuant to leasehold interests, each of the Borrowers, subject to (x) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (y) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (z) the Carve-Out, hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the DIP Lenders, all of the right, title and interest of such Borrower in all of such Collateral, including without limitation, all owned real property and all such leasehold interest, together in each case with all of the right, title and interest of such Borrower in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. Each of the Borrowers acknowledges that, pursuant to the Interim Order or the Final Order, as applicable, the Liens granted in favor of the DIP Lenders in all of the Collateral shall be perfected without the recordation of any UCC financing statements, notice of Lien or other instruments of mortgage, deed of trust or assignment. Each of the Borrowers further agrees that if requested by the Required DIP Lenders, the Borrowers shall enter into separate security agreements, pledge agreements and fee and leasehold mortgages with respect to such Collateral on terms satisfactory to the Required DIP Lenders.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each DIP Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of each DIP Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a DIP Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the DIP Lenders (or any of them) to make any portion of the Term Loan hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this DIP Loan Agreement or in the other Loan Documents shall be true and correct immediately prior to and after giving effect to such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any DIP Lender or any of their Affiliates and such extension of credit shall not violate any requirement of applicable law;

(d) no Material Adverse Change shall have occurred;

(e) the DIP Lenders shall have received, in form and substance reasonably satisfactory to the DIP Lenders, all certificates, orders, authorizations, consents, affidavits, schedules, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder, or which the DIP Lenders may at any time reasonably request, and all legal matters incident to the making of the Term Loan shall be reasonably satisfactory to the DIP Lenders and their counsel;

(f) the Bankruptcy Court shall have entered an Interim Order or Final Order, as applicable, in form and substance satisfactory to the DIP Lenders, including with respect to the adequate protection granted to the Pre-Petition Senior Lenders, in their sole discretion, which order shall be in full force and effect and shall not have been reversed, vacated or stayed and shall not have been amended, supplemented or otherwise modified without the prior written consent of the DIP Lenders (which consent may be withheld in their sole discretion) (i) authorizing and approving the Loan Documents and the transactions contemplated thereby, including, without limitation, the granting of the Super-Priority Claims, security interests and liens, and the payment of all fees referred to herein, and (ii) lifting the automatic stay, subject to Section 7.3, to permit the Borrowers to perform their obligations under the Loan Documents and the DIP Lenders to exercise their rights and remedies with respect to the financing under this DIP Loan Agreement; and

(g) Other than the Chapter 11 Cases, there shall exist no claim, action, suit, litigation, proceeding or investigation pending in any court or before any arbitrator or Governmental Authority that relates to the Obligations.

(h) The DIP Lenders shall have received a certification from the Administrative Borrower that the conditions precedent set forth in this Section 3 have been satisfied on the requested Funding Date for the Borrowing.

3.3 Term. This DIP Loan Agreement shall continue in full force and effect for a term ending on earliest to occur of (i) the date that is 180 days after the Closing Date, (ii) the consummation of the Reorganization Plan in the Chapter 11 Cases, (iii) the date of the occurrence of an Event of Default, (iv) the date of any decision by the board of directors of any Borrower to proceed with the sale or liquidation of any Borrower without the consent of all of the DIP Lenders, or (v) the date the Borrowers pay all of the Required DIP Lenders in full and terminate the Term Loan (such earliest date, the “Maturity Date”), unless terminated earlier in accordance with the terms of this DIP Loan Agreement. The foregoing notwithstanding, the DIP Lenders, upon the election of the Required DIP Lenders, shall have the right to terminate their obligations under this DIP Loan Agreement pursuant to Section 9.1.

3.4 Effect of Termination. On the date of termination of this DIP Loan Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this DIP Loan Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder or under any other Loan Document and the DIP Lenders’ Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the DIP Lenders’ obligations to provide additional credit hereunder have been terminated. When this DIP Loan Agreement has been terminated and all of the Obligations have been paid in full and the DIP Lenders’ obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the DIP Lenders will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the DIP Lenders’ Liens and all notices of security interests and liens previously filed by any DIP Lender with respect to the Obligations.

3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon 10 days prior written notice by Administrative Borrower to each DIP Lender, to terminate this DIP Loan Agreement by paying to the DIP Lenders, in cash, the Obligations in full, on the date set forth as the date of termination of this DIP Loan Agreement in such notice.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the DIP Lenders to enter into this DIP Loan Agreement, each Borrower makes the following representations and warranties to the DIP Lenders which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct and complete, in all material respects, as of the Closing Date, and at and as of the date of the lending of a portion of the Term Loan (or other extension of credit) made thereafter, as though made on and as of the date of such lending of a portion of the Term Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date) and such representations and warranties shall survive the execution and delivery of this DIP Loan Agreement:

4.1 No Encumbrances. Each Borrower has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2 [INTENTIONALLY OMITTED].

4.3 [INTENTIONALLY OMITTED].

4.4 Equipment. Each material item of Equipment of Borrowers and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5 Location of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of Borrowers are not stored with a bailee, warehouseman, or similar party except as set forth in Schedule 4.5 and are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9).

4.6 Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of Inventory and the book value thereof in all material respects.

4.7 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name and jurisdiction of organization of each Borrower and each of its respective Subsidiaries is set forth on Schedule 4.7(a).

(b) The chief executive office of each Borrower and, as of the Closing Date, each of its respective Subsidiaries, is located at the address indicated on Schedule 4.7(b).

(c) Each Borrower’s and each of its Subsidiaries’ organizational identification number, if any, is identified on Schedule 4.7(c).

(d) As of the Closing Date, Borrowers and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).

4.8 Due Organization and Qualification; Subsidiaries.

(a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 4.8(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.8(c) is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of its organization and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock, except with respect to Foreign Subsidiaries, an immaterial number or percentage of shares of Stock thereof which is held by local Persons in accordance with the applicable laws or regulations of the jurisdictions of such Foreign Subsidiaries.

4.9 Due Authorization; No Conflict.

(a) As to each Borrower, the execution, delivery, and performance by such Borrower of this DIP Loan Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower, subject to the entry of the Interim Order or Final Order, as applicable.

(b) As to each Borrower, the execution, delivery, and performance by such Borrower of this DIP Loan Agreement and the other Loan Documents to which it is a party do not and will not, upon entry of the Interim Order and Final Order, (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower entered into after the Petition Date, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower , other than

Permitted Liens, (iv) enable any Person to accelerate or enforce any claim against any Borrower under any agreement or instrument entered into after the Petition Date to which any Borrower is a party or by which its assets are bound, or (v) require any approval of any Borrower’s interest holders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c) The execution, delivery, and performance by each Borrower of this DIP Loan Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than the approval of the Bankruptcy Court and such other consents or approvals that have been obtained and that are still in force and effect.

(d) As to each Borrower, this DIP Loan Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower, upon entry of the Interim Order and Final Order, will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms.

(e) The DIP Lenders’ Liens are validly created, perfected and first priority Liens, subject only to (i) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (ii) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (iii) the Carve-Out.

4.10 Litigation. Other than the Chapter 11 Cases and those matters disclosed on Schedule 4.10 or in Parent’s filings with the SEC through the date hereof, there are no material actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles) and (b) matters arising after the Closing Date that, if decided adversely to Borrowers or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

4.11 No Material Adverse Change. All financial statements of Borrowers and their Subsidiaries that have been delivered by Borrowers to the DIP Lenders have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their Subsidiaries since March 31, 2006, other than the Chapter 11 Cases.

4.12 [INTENTIONALLY OMITTED]

4.13 Employee Benefits. Except as set forth on Schedule 4.13, none of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Multiemployer Plan. Each of Borrowers, their Subsidiaries and their ERISA Affiliates have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute and has made all contributions required under the terms of each Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

4.14 Environmental Condition. Except as set forth on Schedule 4.14, and except for other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Change: (a) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been used by Borrowers or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers, and (d) none of Borrowers have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

4.15 Intellectual Property.

(a) Each Borrower and each Subsidiary of a Borrower owns or has a right to use all Patents, Copyrights, Trademarks and Licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 4.15 (as updated monthly) is a true, correct, and complete listing of Patents, Copyrights and Trademarks as to which each Borrower or Subsidiary of a Borrower is the owner or is an exclusive licensee (collectively, “Scheduled Intellectual Property Collateral”).

(b) Except as set forth in Schedule 4.15:

(i) Each Borrower or each Subsidiary of a Borrower is the sole owner or is an exclusive licensee of its Scheduled Intellectual Property Collateral, free and clear of any Lien (other than in favor of the DIP Lenders or any Permitted Lien) without the payment of any monies or royalty except with respect to off-the-shelf software;

(ii) Each Borrower or each Subsidiary of a Borrower has taken, and will continue to take, all actions which are necessary or advisable to acquire and protect its Scheduled Intellectual Property Collateral, consistent with prudent commercial practices and such Borrower’s or Subsidiary’s business judgment, including: (x) registering all Copyrights included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment, in the U.S. Copyright Office, and (y) registering all Patents and Trademarks included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment, in the United States Patent and Trademark Office;

(iii) Each Borrower’s or Subsidiary’s rights in the Scheduled Intellectual Property Collateral are valid and enforceable;

(iv) No Borrower or Subsidiary of a Borrower has received any material demand, claim, notice or inquiry from any Person in respect of the Scheduled

Intellectual Property Collateral which challenges, threatens to challenge or inquiries as to whether there is any basis to challenge, the validity of, the rights of Borrowers and their Subsidiaries in or the right of Borrowers or their Subsidiaries to use, any such Scheduled Intellectual Property Collateral, and Borrowers and their Subsidiaries know of no basis for any such challenge;

(v) Borrowers and their Subsidiaries have not received any formal written notice of any violation or infringement of any proprietary rights of any other Person that could reasonably be expected to result in a Material Adverse Change;

(vi) except on an arm’s-length basis for value and other commercially reasonable terms, Borrowers and their Subsidiaries have not granted any license with respect to any Scheduled Intellectual Property Collateral to any Person other than that Scheduled Intellectual Property Collateral that Borrowers and their Subsidiaries have made available to the “open source community”; and

(vii) Borrowers and their Subsidiaries are not pursuing any claims or causes of actions against any Person for infringement of the Scheduled Intellectual Property Collateral that could reasonably be expected to result in a Material Adverse Change.

4.16 Leases. Borrowers enjoy peaceful and undisturbed possession under all leases of Equipment and Real Property material to their business and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and, except for defaults disclosed on Schedule 4.16, no material default by Borrowers exists under any of them (except as the same may have occurred as a result of (i) the commencement of the Chapter 11 Cases on the Petition Date, (ii) the execution, delivery and performance of the Loan Documents or (iii) the implementation of the Reorganization Plan). Borrowers’ Subsidiaries enjoy peaceful and undisturbed possession under all leases of Equipment and Real Property material to the business of the Borrowers and their Subsidiaries, taken as a whole, and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and, except for defaults disclosed on Schedule 4.16, no default material to the business of the Borrowers and their respective Subsidiaries, taken as a whole, by any of Borrowers’ Subsidiaries exists under any of them.

4.17 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.17 is a listing of all of Borrowers’ and their Subsidiaries’ domestic Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrowers or their Subsidiaries in writing to any DIP Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this DIP Loan Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or their Subsidiaries in writing to any DIP Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.19 Pre-Petition Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Pre-Petition Indebtedness that is to remain outstanding after the Closing Date, and such Schedule accurately reflects the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20 Classified Material. The Classified Material is not necessary to and will not otherwise prohibit or impede the DIP Lenders’ enforcement rights related to any Collateral (except for non-material amounts of books and records and Equipment which may contain Classified Material)

4.21 Inactive Subsidiaries. The Inactive Subsidiaries, taken as a whole, do not own assets with an aggregate fair market value in excess of $1,000,000 (excluding obligations constituting Permitted Investments due from any Affiliate). None of the Inactive Subsidiaries has any material liabilities or engages in any business operations.

4.22 [INTENTIONALLY OMITTED].

4.23 Obligations Immediately Prior to the Closing Date. Immediately prior to the Closing Date, the Pre-Petition Secured Notes Obligations consist of the 6.50% Secured Notes in the aggregate principal outstanding amount set forth on Schedule 4.19, plus accrued interest through the Closing Date, upon which no judgment has been entered. The Pre-Petition Secured Notes Obligations are not, and from and after the Closing Date neither the Pre-Petition Secured Notes Obligations nor the Obligations will be, subject to any right of set off, expungement or recoupment, other rights, remedies, objections, counterclaims or claims of any kind or nature (including, without limitation, any avoidance claim for actual or constructive fraudulent transfers, preference payments, equitable subordination or violations of any federal or state statute or laws), or legal or equitable defenses, in each case, that have been or may be asserted by or on behalf of any of the Borrowers, any Subsidiary of the Borrowers or any other Person (whether on legal or equitable grounds) to reduce the amount of the Pre-Petition Secured Notes Obligations to affect the validity or enforceability of the Pre-Petition Secured Notes Obligations, in whole or in part, or to disallow, subordinate, avoid or void the Pre-Petition Secured Notes Obligations, in whole or in part; provided, however, that such waiver shall not affect the right of the Committee to assert any such claims or causes of action on behalf of the Borrowers’ estates at any time prior to the earlier of (a) 60 days after the date of the order approving the appointment of counsel for the Committee and (b) 75 days after the entry of the Final Order.

4.24 Agreed Budget. Attached to this DIP Loan Agreement as Exhibit A-1 is a true and complete copy of the Agreed Budget.

4.25 Other Representations and Warranties. To the best of Borrowers’ knowledge, except as may occur directly as a result of the commencement of the Chapter 11 Cases on the Petition Date, on the date hereof (a) the Borrowers have no knowledge of any litigation or adversary proceeding threatened against them or the DIP Lenders under the 6.50% Notes Indenture which would affect in any way (i) the Pre-Petition Secured Notes Obligations, (ii) any action to be taken or that may be taken by any DIP Lender hereunder or under any other Loan Document, or (iii) the DIP Lender’s rights and remedies hereunder or under any other Loan Document, (b) the Pre-Petition Secured Notes Loan Documents are in full force and effect, and (c) the Trustee under the 6.50% Notes Indenture has, for its benefit and the ratable benefit of the holders of the 6.50% Secured Notes, a valid and fully perfected second priority security interest in and to a portion of the Collateral, enforceable as such against all creditors of the Borrowers and their Affiliates and any Persons purporting to purchase or otherwise acquire such portion of the Collateral from any Borrower and its Affiliates.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following (provided, however, that only Administrative Borrower is required to comply with Section 5.2 and Section 5.3, in each case on behalf of itself and the other Borrowers):

5.1 Accounting System. Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by any DIP Lender. Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their sales.

5.2 Agreed Budget. Deliver to each DIP Lender:

(a) if applicable, updates to the Agreed Budget for the Budget Period in substantially the same format as the previous budget, which upon acceptance by the DIP Lenders in their sole discretion, shall become the Agreed Budget; provided, that a new budget may be effectuated at any time with the prior written consent of the DIP Lenders;

(b) a variance report reflecting the actual cash receipts and disbursements for each four week period within three (3) Business Days after the end of such four-week period, and showing a reconciliation and the percentage variance of actual receipts and disbursements from those reflected in the Agreed Budget for such period; and

(c) (i) a statement of cash flow for each week, no later than three (3) Business Days after the end of each week, (ii) a statement of revenue for each month, no later than ten (10) Business Days following the end of each month, and (iii) a statement of cash and availability (domestic and global) as of the last day of each week, no later than three (3) Business Days after the end of each week.

5.3 Financial Statements, Reports, Certificates. Deliver to each DIP Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified herein. In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year end different from that of Parent, other than as required by applicable law.

5.4 [INTENTIONALLY OMITTED].

5.5 Inspection. Permit each DIP Lender and their duly authorized representatives or agents to visit any of its properties (or any other place where the Collateral or any information relating thereto is kept or located) and inspect any of its assets or books and records, to examine and make copies of its books and records, to make such verification concerning the Collateral as any DIP Lender may consider reasonable under the circumstances and to discuss its affairs, finances, and accounts with, its directors, officers and employees at such reasonable times and intervals as any such DIP Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower. In accordance with and subject to Section 10.2 hereof, all out-of-pocket costs and expenses incurred by any DIP Lender in connection with any DIP Lender’s inspections permitted under this Section 5.5 shall be reimbursed by the Borrowers.

5.6 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be reasonably expected to result in a Material Adverse Change), and comply in all material respects at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any material loss or forfeiture thereof or thereunder.

5.7 Taxes. Except when a non-payment is permitted by the Bankruptcy Code, cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Except when a nonpayment is permitted by the Bankruptcy Code, Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the DIP Lenders with proof reasonably satisfactory to the DIP Lenders indicating that the applicable Borrower or Subsidiary has made such payments or deposits.

5.8 Insurance.

(a) At Borrowers’ expense, maintain insurance respecting their and their respective Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny and embezzlement. All such policies of insurance shall be in such amounts as are ordinarily maintained by Persons engaged in the same or similar businesses and with such insurance companies as are reasonably satisfactory to the Required DIP Lenders. Other than business interruption insurance policies, Borrowers shall deliver or has delivered certificates of insurance evidencing all required coverages to the DIP Lenders with an endorsement naming the DIP Lenders as loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each certificate of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to the DIP Lenders in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give the DIP Lenders prompt notice of any loss of the Collateral exceeding $250,000 covered by such insurance. Borrowers shall have the exclusive right to adjust any such losses payable under any such insurance policies which are less than $250,000. In the case of any losses of the Collateral payable under such insurance exceeding $250,000, to the extent permitted under such insurance policies, the Required DIP Lenders shall have the exclusive right to adjust any losses payable under any such insurance policies (other than business interruption insurance policies), without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability or business interruption insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain of Collateral, shall be paid over to the DIP Lenders to be applied at the option of the Required DIP Lenders either to the prepayment of the Obligations or to be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Required DIP Lenders for application to the cost of repairs, replacements, restorations or reimbursements.

5.9 Location of Threshold Inventory and Threshold Equipment. Keep the Threshold Inventory and Threshold Equipment only at the locations identified on Schedule 4.5 or in transit from one such location to another; provided, however, that Administrative Borrower may amend Schedule 4.5 so long as such amendment occurs by written notice to the DIP Lenders not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States.

5.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including, without limitation, the Bankruptcy Court, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.11 Leases. Unless otherwise provided in the Interim Order or the Final Order or except to the extent nonpayment is permitted by the Bankruptcy Code, as applicable, pay, or cause to be paid, when due all rents and other amounts payable under any material leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower’s or any Subsidiary of a Borrower’s properties and assets are bound, unless the failure to pay such amounts would not, individually or in the aggregate, result in and reasonably could not be expected to result in a Material Adverse Change or a Lien other than a Permitted Lien.

5.12 Existence. At all times preserve and keep in full force and effect each Borrower’s and each of its Subsidiaries’ valid existence and good standing and any rights and franchises, in each case, material to the Borrowers’ businesses taken as a whole.

5.13 Environmental. (a) Keep any property owned or operated by any Borrower or (with respect to property that is material to the business of Borrowers and their Subsidiaries, taken as a whole) any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to the DIP Lenders documentation of such compliance which any DIP Lender reasonably requests, (c) promptly notify the DIP Lenders of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or (with respect to property that is material to the business of Borrowers and their Subsidiaries, taken as a whole) any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide the DIP Lenders with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower that is not a Permitted Lien, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower which could reasonably be expected to cause a Material Adverse Change, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.14 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the DIP Lenders if any written information, exhibit, or report furnished to the DIP Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the facts and circumstances in which such statement was made or known by any Borrower or any Subsidiary of a Borrower to exist at the time such statement was made.

5.15 [INTENTIONALLY OMITTED].

5.16 Assignment of Proceeds. Execute and deliver to the DIP Lenders any and all additional documents that any DIP Lender may request in its Permitted Discretion, in form and substance reasonably satisfactory to the Required DIP Lenders, providing for the assignment of all proceeds to the DIP Lenders arising from any license or royalty agreement entered into by any Borrower with respect to such Borrower’s General Intangibles.

5.17 Employee Benefits.

(a) Deliver to the DIP Lenders: (i) promptly, and in any event within 10 Business Days after Borrowers or their Subsidiaries know or have reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of such Borrower, or such Subsidiary describing such ERISA Event and any action that is being taking with respect thereto by Borrowers or their Subsidiaries or their ERISA Affiliates, and any action taken or threatened by the IRS, Department of Labor, or PBGC; Borrowers and their Subsidiaries shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrowers or their Subsidiaries or, to the knowledge of Borrowers or their Subsidiaries, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three Business Days after receipt by Borrowers or their Subsidiaries or, to the knowledge of Borrowers or their Subsidiaries or any of their ERISA Affiliates, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b) Cause to be delivered to the DIP Lenders, upon any DIP Lender’s request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of Borrowers or their Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three Plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrowers or their Subsidiaries or any of their ERISA Affiliates to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrowers or their Subsidiaries or any of their ERISA Affiliates regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrowers or their Subsidiaries under any Retiree Health Plan.

5.18 Formation of Subsidiaries. At the time that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower shall (a), if such new Subsidiary is a Domestic Subsidiary, cause such new Subsidiary to provide to the DIP Lenders a joinder to this DIP Loan Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance satisfactory to the Required DIP Lenders (including being sufficient to grant DIP Lenders a first priority Lien (subject only to (x) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (y) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (z) the Carve-Out) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to the DIP Lenders a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in any such new Domestic Subsidiary, and if such new Foreign Subsidiary is owned by a Domestic Subsidiary, 65% of the direct or beneficial ownership interest in any such new Foreign Subsidiary, in each case in form and substance satisfactory to the Required DIP Lenders, and (c) provide to the DIP Lenders all other documentation, including one or more opinions of counsel satisfactory to the Required DIP Lenders, which in their opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.18 shall be a Loan Document.

5.19 Certain Reports and Information.

(a) The Borrowers promptly shall provide the DIP Lenders with copies of or reasonable access to all consultants’ reports, investment bankers’ reports, final business plans and similar documents produced after the Petition Date in any of the Borrowers’ possession or of which any of the Borrowers have knowledge and may obtain using its best efforts without incurring significant expenditures;

(b) the Borrowers promptly shall give or cause to be given or served on the DIP Lenders and their counsel copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Borrowers in the Chapter 11 Cases;

(c) the Borrowers promptly shall give the DIP Lenders copies of all written reports given by the Borrowers to any official or unofficial creditors’ committee in the Chapter 11 Cases;

(d) the Borrowers promptly shall give the DIP Lenders copies of (i) any information generally distributed by the Borrowers to their creditors or the financial community in general (ii) any audit or other reports submitted to the Borrowers by independent accountants in connection with any annual interim or special audit of the Borrowers;

(e) the Borrowers shall immediately advise the DIP Lenders of all material developments and all significant actions taken by the Borrowers and/or their counsel in connection with the Borrowers’ efforts to effectuate a sale, merger or other financial restructuring of the Borrowers other than the Reorganization Plan; and

(f) the Borrowers will promptly furnish to the DIP Lenders such other information and in such forms as any DIP Lender may reasonably request.

(g) the Borrowers will comply with the Interim Order and the Final Order, as applicable, and the Agreed Budget and shall not permit any of their Subsidiaries to make any payment with respect to Pre-Petition Indebtedness, except as permitted by the Interim Order or the Final Order, as applicable, or by the Bankruptcy Court, as contemplated by the Agreed Budget.

5.20 Refinancing. Use their commercially reasonable best efforts to refinance the Obligations under this DIP Loan Agreement and the aggregate Indebtedness outstanding under the Pre-Petition Senior Loan Documents with a $130,000,000 permanent post-petition financing agreement, of which $85,000,000 shall be funded by the DIP Lenders, upon the entry of the Final Order on terms and conditions satisfactory to the DIP Lenders in their Permitted Discretion.

6. NEGATIVE COVENANTS. Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this DIP Loan Agreement and the other Loan Documents,

(b) Pre-Petition Indebtedness set forth on Schedule 4.19,

(c) Permitted Purchase Money Indebtedness,

(d) Indebtedness evidenced by the Pre-Petition Indentures,

(e) Indebtedness disclosed in the Agreed Budget,

(f) other unsecured Indebtedness of any Foreign Subsidiary (other than Indebtedness described in clause (i) of this Section 6.1) in an aggregate principal amount at any time outstanding not to exceed $2,000,000,

(g) endorsement of instruments or other payment items for deposit,

(h) Indebtedness comprising Permitted Investments, and

(i) Indebtedness of Foreign Subsidiaries comprising performance guaranties for the benefit of any Foreign Subsidiary in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $30,000,000.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger or consolidation, reorganization or recapitalization (other than any merger (x) between any Domestic Subsidiary and Parent in which Parent is the surviving corporation or (y) between two Foreign Subsidiaries) not otherwise permitted under the Loan Documents, or reclassify its Stock other than pursuant to the terms of such Stock,

(b) Other than with respect to Inactive Subsidiaries, liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets, or

(d) Other than Permitted Dispositions, suspend or go out of a substantial portion of its or their business.

6.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower or any Subsidiary of a Borrower.

6.5 Change Name. Change any Borrower’s or any of its Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Subsidiary of a Borrower may change its name upon at least 30 days’ prior written notice by Administrative Borrower to the DIP Lenders of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected the DIP Lenders’ Liens.

6.6 Nature of Business. Make any change in the principal nature of their business.

6.7 Prepayments and Amendments.

(a) Optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower, other than the Obligations in accordance with this DIP Loan Agreement,

(b) Make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(c) Directly or indirectly, amend, modify, alter, increase, waive or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b).

6.8 Change of Control. Cause or permit, directly or indirectly, any Change of Control.

6.9 Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.10 Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower, by any Subsidiary to a Borrower, or by any Foreign Subsidiary to any other Subsidiary, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any Stock of any Borrower, of any class, whether now or hereafter outstanding.

6.11 Accounting Methods. Modify or change their fiscal year or materially modify or change their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ accounting records in a manner that would result in said accounting firm or service bureau declining to provide the DIP Lenders information regarding Borrowers’ and their Subsidiaries’ financial condition.

6.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) other than Indebtedness permitted under Section 6.1 for or in connection with any Investment.

6.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that (a) are upon fair and reasonable terms, and (b) are no less favorable to Borrowers or their respective Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.

6.14 Use of Proceeds. Use the proceeds of the Term Loan for any purpose other than (a) to pay for the operating expenses of the Borrowers (including, without limitation, payments of fees and expenses to professionals under sections 330 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Borrowers) and other costs and expenses of administration of the Reorganization Plan all in accordance with the Agreed Budget and consistent with the terms and conditions hereof and (b) upon entry of the Final Order, the repayment of $20,000,000 of Indebtedness owing under the Pre-Petition Senior Loan Documents.

6.15 Inventory and Equipment with Bailees. Except as set forth on Schedule 4.5, store the Threshold Inventory or Threshold Equipment of Borrowers at any time now or hereafter with a bailee, warehouseman, or similar party without the Required DIP Lenders’ prior written consent.

6.16 Financial Covenants.

(a) Make any Capital Expenditures without the prior written consent of the Required DIP Lenders or as set forth in the Agreed Budget; provided, however, that the Borrowers may permit their Foreign Subsidiaries to make Capital Expenditures not funded by additional Investments by the Borrowers or their Subsidiaries (other than Foreign Subsidiaries);

(b) permit domestic receipts to be less than: (i) 95% of the amounts set forth in the Agreed Budget for the thirteen-week period ending May 26, 2006, (ii) 90% of the amounts set forth in the Agreed Budget for the thirteen-week period ending June 30, 2006; or (iii) 85% of the amounts set forth in the Agreed Budget for the thirteen-week periods ending July 28, September 1, September 29, 2006 and the thirteen-week periods ending as of the last accounting day of the week that includes the last day of each month thereafter;

(c) permit total revenue for the three-month period ending May 31, 2006 or the three-month period ending on the last day of each month thereafter to be less than $100,000,000;

(d) permit (i) net cash flow for the weeks ending May 12, May 19, May 26 and June 2, 2006 on a cumulative basis from May 5, 2006 to have a negative variance of more than 15% from the amount reflected in the Agreed Budget or (ii) net cash flow for the week ending June 9, 2006 and each week thereafter on a cumulative basis from May 5, 2006 to have a negative variance of more than 10% from the amount reflected in the Agreed Budget; and

(e) on and after the date of the entry of the Final Order, permit (i) the sum of domestic cash plus availability under this DIP Loan Agreement at any time to be less than $10,000,000; provided, however, that from August 11, 2006 through September 15, 2006, such amount shall be reduced to $7,500,000 or (ii) the sum of global cash plus availability under the this DIP Loan Agreement at any time to be less than $25,000,000.

6.17 No Transactions Prohibited Under ERISA; Unfunded Liability.

(a) Directly or indirectly

(i) engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(iv) terminate any Benefit Plan where such event would result in any liability of Borrowers, any Subsidiary of a Borrower or any of their ERISA Affiliates under Title IV of ERISA which was not paid in connection with such termination;

(v) fail to make any required contribution or payment to any Multiemployer Plan;

(vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(vii) amend a Plan resulting in an increase in current liability for the Plan year such that any of Borrowers, any Subsidiary of a Borrower or any of their ERISA Affiliates is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(viii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any of their ERISA Affiliates in excess of $1,000,000.

6.18 Inactive Subsidiaries. Permit, at any time: (a) the Inactive Subsidiaries, taken as a whole, to own assets with an aggregate fair market value of $1,000,000 (excluding obligations constituting Permitted Investments due from any Affiliate) or (b) any of the Inactive Subsidiaries to incur any material liabilities or engage in any business activities.

6.19 Impairment Agreements. Enter into, or permit any Subsidiary to enter into, or assume any agreement, instrument, indenture or other obligation (other than the Loan Documents) which (1) contains a negative pledge provision which would require a sharing of any interest in the Collateral or (ii) prohibits or limits the creation or assumption of any Lien upon its property or assets, whether now owned or hereafter acquired.

7. COLLATERAL.

7.1 Grant of Security Interest.

(a) Each Borrower hereby unconditionally grants, assigns and pledges to the DIP Lenders, for the benefit of the DIP Lenders, a right of set off against and a valid, continuing, enforceable and fully protected (i) first priority lien and security interest in accordance with sections 364(c)(2) and (3) of the Bankruptcy Code and (ii) first priority, senior priming lien and security interest in accordance with section 364(d)(1) of the Bankruptcy Code (subject only to (x) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (y) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (z) the Carve-Out) in all personal property of such Borrower whether now owned or hereafter acquired or arising and wherever located (hereinafter referred to as the “Security Interest”), including, without limitation, such Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(i) all of such Borrower’s Accounts;

(ii) all of such Borrower’s books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information) (“Books”);

(iii) all of such Borrower’s chattel paper (as that term is defined in the UCC) and, in any event, including, without limitation, tangible chattel paper and electronic chattel paper (“Chattel Paper”);

(iv) all of such Borrower’s interest with respect to any Deposit Account;

(v) all of such Borrower’s Equipment and fixtures;

(vi) all of such Borrower’s General Intangibles;

(vii) all of such Borrower’s Inventory;

(viii) all of such Borrower’s Investment Related Property;

(ix) all of such Borrower’s letters of credit rights, instruments, promissory notes, drafts, and documents (as such terms may be defined in the UCC) (“Negotiable Collateral”);

(x) all of such Borrower’s rights in respect of supporting obligations (as such term is defined in the UCC), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments, or Investment Related Property (“Supporting Obligations”);

(xi) all of such Borrower’s interest with respect to any commercial tort claims (as that term is defined in the UCC), including, without limitation those commercial tort claims listed on Schedule 4.7(d) (“Commercial Tort Claims”);

(xii) all of such Borrower’s money, Cash Equivalents, or other assets of each such Borrower that now or hereafter come into the possession, custody, or control of any DIP Lenders;

(xiii) all of such Borrower’s interest in the following (all being collectively referred to herein as “Intellectual Property Collateral”):

(A) all of such Borrower’s right, title and interest in and to trademarks, trade names, trade styles, service marks, logos, emblems, prints and labels, all elements of package or trade dress of goods, and all general intangibles of like nature, now existing or hereafter adopted or acquired by such Borrower, together with the goodwill of such Borrower’s business connected with the use thereof and symbolized thereby, and all registration applications, registrations and recordings thereof, including, without limitation, registration applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or in any office of the Secretary of State (or equivalent) of any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Borrower, including, but not limited to, those described in Schedule 4.15 and made a part hereof (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with all extensions, renewals and corrections thereof and all licenses thereof or pertaining thereto (but with respect to any such license, only to the extent permitted by the applicable licensing agreement) (all of the foregoing assets encompassed by this subparagraph (A) being hereinafter collectively referred to as the “Trademarks”);

(B) all of such Borrower’s right, title and interest in and to all inventions and letters patent and registration applications therefor, and all registrations and recordings thereof, including, without limitation, registration applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Borrower, including, but not limited to, those described in Schedule 4.15 and made a part hereof, together with all re-examinations, reissues, continuations, continuations-in-part, divisions, improvements and extensions thereof and all licenses thereof or pertaining thereto and all licenses of patent rights to such Borrower now in effect or entered into during the term of this DIP Loan Agreement (but with respect to any such license, only to the extent permitted by the applicable licensing agreement) and the rights to make, use and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof and related documentation, all information having value in connection with such Borrower’s business and all other trade secret rights not described above (all of the foregoing assets encompassed by this subparagraph (B) being hereinafter collectively referred to as the “Patents”);

(C) all of such Borrower’s right, title and interest in and to copyrights in works of authorship of any kind, and all registration applications, registrations and recordings thereof in the Office of the United States Register of Copyrights, Library of Congress, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Borrower, including, but not limited to, those described in Schedule 4.15 and made a part hereof, together with all extensions, renewals, reversionary rights, and corrections thereof and all licenses thereof or pertaining thereto (but with respect to any such license, only to the extent permitted by the applicable licensing agreement) (all of the foregoing assets encompassed by this subparagraph (C) hereinafter collectively referred to as the “Copyrights”);

(D) all of such Borrower’s customer lists and other records of such Borrower relating to the distribution of products bearing, constituting or incorporating the Trademarks, Patents and Copyrights; and

(E) the proceeds and products, whether tangible or intangible, of any of the foregoing, including (A) proceeds from any claims by such Borrower against third parties for past, present or future infringement of the Trademarks, Patents or Copyrights and any royalties from licenses to third parties of the Trademarks, Patents or Copyrights, (B) proceeds of insurance covering any or all of the foregoing, and (C) any and all money, deposit accounts, or other tangible or intangible property, solely to the extent, in the case of each of the foregoing clauses(A) and (B), resulting from the sale, exchange, collection or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, provided, however, that the Intellectual Property Collateral shall not include such General Intangibles: (i) which cannot be subject to a consensual security interest in favor of the DIP Lenders without the consent of the licensor or other party thereto, (ii) as to which any such restriction described in clause (i) is effective and enforceable under applicable law including Section 9-408 of the UCC, and (iii) to which such consent described in clause (i) has not been obtained by the party granting the security interest.

(xiv) all of the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the property of Borrowers, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing Collateral (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes, without limitation, proceeds of any indemnity or guaranty payable to any Borrower or DIP Lender from time to time with respect to any of the Investment Related Property.

(b) Notwithstanding anything to the contrary contained in this DIP Loan Agreement, the DIP Lenders’ security interests in and liens on the Collateral granted hereunder shall not include any Excluded Property and shall be subject, as to priority, only to (x) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (y) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (z) the Carve-Out.

7.2 Preservation of Collateral and Perfection of Liens Thereon. Upon the execution of this DIP Loan Agreement, each Borrower shall have executed and delivered to the DIP Lenders, and at any time or times hereafter at the request of any DIP Lender, each Borrower shall execute and deliver all financing statements, security agreements, pledge agreements, deeds of trust, mortgages, leasehold mortgages, bailee letters, amendments thereto, or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Required DIP Lenders), as the Required DIP Lenders may reasonably request, in a form reasonably satisfactory to the Required DIP Lenders, to perfect and maintain the Liens on the Collateral granted by each Borrower to the DIP Lenders or to otherwise protect and preserve the Collateral and the Liens thereon or to enforce the DIP Lenders’ Liens on the Collateral. Should any Borrower fail to do so, each DIP Lender is authorized to file any such financing statements or sign any such other documents as such Borrowers’ agent. Each Borrower further agrees that a carbon, photocopy or other reproduction of this DIP Loan Agreement or of a financing statement is sufficient as a financing statement. Each Borrower shall make appropriate entries upon its books and records disclosing the DIP Lenders’ Liens on the Collateral.

7.3 Automatic Stay. During the continuance of an Event of Default, the automatic stay provided under section 362 of the Bankruptcy Code shall be deemed automatically vacated to permit the DIP Lenders to take immediately any action permitted under this DIP Loan Agreement, the other Loan Documents, the Bankruptcy Code, the UCC or other applicable law with respect to the Collateral or otherwise; provided, however, that the automatic stay shall not be deemed vacated and modified with respect to the exercise by the DIP Lenders of any rights or remedies with respect to the Collateral following an Event of Default unless and until the DIP Lenders have given the Borrowers, the Office of the United States Trustee and any official committee of unsecured creditors appointed under Section 1102 of the Bankruptcy Code in the Chapter 11 Cases (the “Committee”) five (5) Business Days’ prior notice of the DIP Lenders’ intention to exercise such remedies.

7.4 Super-Priority Claims. The Term Loan and the Obligations shall constitute, in accordance with section 364(c)(1) of the Bankruptcy Code, claims against each Borrower in each of their respective Chapter 11 Cases which are administrative expenses having priority over any and all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code (“Super-Priority Claims”), subject, as to priority, only to the Carve-Out; provided, however, that such Super-Priority Claims shall also be subject to the super-priority administrative expenses claims granted by the Bankruptcy Court in connection with the provision of adequate protection granted to the Pre-Petition Senior Lenders. The post-petition liens and security interests and the administrative priority claims of the DIP Lenders shall be senior to, and no proceeds of the Term Loan nor any collateral granted hereunder (nor proceeds thereof) may be used to pay, any and all claims for services rendered by any of the professionals retained by the Borrowers or any official committee in connection with the investigation of (other than by the Committee, subject to a limitation of $35,000), assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter against the holders of the 6.50% Secured Notes or the DIP Lenders.

7.5 Right of Set-Off. Subject to the provisions of Section 7.3, upon the occurrence and during the continuation of any Event of Default, the each DIP Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, but without prejudice to valid and pre-existing Liens and claims of other creditors, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the each DIP Lender to or for the credit of the account of the Borrowers against any and all of the obligations of such Borrower then due and owing under any Loan Document, irrespective of whether or not such DIP Lender shall have made any demand under any Loan Document. Each DIP Lender agrees promptly to notify the Administrative Borrower after any such set-off and application made by such DIP Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each DIP Lender under this Section 7.5 are in addition to other rights and remedies that such DIP Lender may have upon the occurrence and during the continuance of any Event of Default.

7.6 [INTENTIONALLY OMITTED].

7.7 No Discharge; Survival of Claims. Each of the Borrowers agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming any plan of reorganization (and each of the Borrowers, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Super-Priority Claim granted to the DIP Lenders and the DIP Liens pursuant to the Interim Order or the Final Order, as applicable, and described herein and the Liens granted to the DIP Lenders pursuant to the Interim Order or the Final Order, as applicable, and described herein shall not be affected in any manner by the entry of an order confirming any plan of reorganization.

7.8 Compliance with Interim Order and Final Order. Notwithstanding anything to the contrary contained herein, the Borrowers shall not be permitted to request a Borrowing under Section 2.2 unless (i) the Bankruptcy Court shall have entered the Interim Order and (ii) the Borrowers shall at that time have the use of all cash collateral subject to the Interim Order or the Final Order, as applicable.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this DIP Loan Agreement:

8.1 Payment Default. If Borrowers fail to pay when due and payable, or when declared due and payable:

(a) all or any portion of the Obligations consisting of interest, fees, or charges due the DIP Lenders, reimbursement of DIP Lender Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations, and such failure continues for a period of 3 Business Days; or

(b) all or any portion of the principal of the Obligations;

8.2 Performance Default. If Borrowers or any Subsidiary of any Borrower:

(a) fail to perform or observe any covenant or other agreement contained in any of 5.5, 5.8, 5.12, 5.14, 5.16 or 6.1 through 6.17 of this DIP Loan Agreement;

(b) fail to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.10, or 5.11, of this DIP Loan Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, Subsidiary of any Borrower or (ii) written notice thereof is given to Administrative Borrower by the Required DIP Lenders;

(c) fail to perform any covenant or other agreement contained in Sections 5.2 or 5.3 and such failure or neglect is not cured within 5 days after the date on which such failure or neglect first occurs;

(d) fail to perform any covenant or other agreement contained in Section 5.1 and such failure or neglect is not cured within 15 days after the date on which such failure or neglect first occurs; or

(e) fail to perform or observe any covenant or other agreement contained in this DIP Loan Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, Subsidiary of any Borrower or (ii) written notice thereof is given to Administrative Borrower by the Required DIP Lenders;

8.3 Failure to Conduct Business. If any Borrower, any Domestic Subsidiary or any Material Foreign Subsidiary is enjoined, restrained, or in any way prevented by court order (other than an order of the Bankruptcy Court approved by the DIP Lenders) from continuing to conduct all or any material part of its business affairs;

8.4 Judgments against Borrowers. If one or more judgments, orders, or awards involving an aggregate amount of $1,000,000 or more (except to the extent covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Borrower, any Subsidiary of a Borrower or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Borrower or the applicable Subsidiary;

8.5 Default on Other Post-Petition Indebtedness. If there is a default (other than a default that Parent is disputing diligently, in good faith, and by appropriate proceedings) in any agreement to which any Borrower or any Subsidiary of a Borrower is a party with one or more third Persons relative to Indebtedness of any Borrower incurred on or after the date hereof in an amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or Subsidiary’s obligations thereunder;

8.6 Breach of Representations and Warranties. If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to DIP Lender in connection with this DIP Loan Agreement or any other Loan Document by any Borrower or any officer, employee or director of any Borrower, proves to have been untrue in any material respect when made;

8.7 [INTENTIONALLY OMITTED]

8.8 Enforceability of Liens. If this DIP Loan Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected first priority Lien on or security interest in the Collateral covered hereby or thereby, subject only to (a) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (b) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (c) the Carve-Out, except as a result of a disposition of the applicable Collateral in a transaction permitted under this DIP Loan Agreement;

8.9 Enforceability of Loan Documents. Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary of a Borrower, or a proceeding shall be commenced by any Borrower, any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof.

8.10 Dissolution or Liquidation. Any Borrower or any Subsidiary of a Borrower voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated; provided, however, that the Borrowers may permit the dissolution or liquidation of any Foreign Subsidiary so long as such dissolution or liquidation could not reasonably be expected result in a Material Adverse Effect;

8.11 Filing of Interim and Final Order.

(a) the Bankruptcy Court fails to enter the Interim Order on or prior to May 12, 2006;

(b) the Bankruptcy Court fails to enter a Final Order acceptable to the DIP Lenders in their sole discretion within 30 days of the entry of the Interim Order; or

(c) the Bankruptcy Court reverses, vacates or stays the effectiveness of either the Interim Order or the Final Order.

8.12 Reorganization Plan and Disclosure Statement.

(a) the Borrowers fail to file the Reorganization Plan and Disclosure Statement on terms and conditions that are consistent in all material respects with the terms of the Plan Term Sheet and otherwise acceptable to the DIP Lenders in their Permitted Discretion on or before the date that is 30 days from the Petition Date; provided that, in the event that the DIP Lenders do not deliver, prior to the fifth (5th) Business Day following the Petition Date, the consent of a majority in interest of the holders of the 6.50% Secured Notes to the Liens and Super-Priority Claims granted to the DIP Lenders as proposed in the Commitment Letter, dated May 5, 2006, the deadline for the filing of the Reorganization Plan and the Disclosure Statement shall be extended to the date that is 35 days from the Petition Date;

(b) the Borrowers modify or consent to any modification of the Reorganization Plan without the prior written consent of the DIP Lenders;

(c) the Bankruptcy Court fails to enter an order approving the Disclosure Statement on or before the date that is 75 days from the Petition Date;

(d) the Bankruptcy Court fails to enter an order confirming the Reorganization Plan on or before the earlier of the date that is 135 days from the Petition Date, which date may be extended by the DIP Lenders in their sole discretion; or

(e) the Borrowers fail to use their best efforts to have the Reorganization Plan confirmed from and after the entry of an order approving the Disclosure Statement;

8.13 Certain Orders. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court or any of the Borrowers shall file an application for an order with respect to the Chapter 11 Cases (i) which, in the Permitted Discretion of the Required DIP Lenders, would cause, either in any case or in the aggregate, a Material Adverse Change, (ii) appointing a trustee under section 1104 or (iii) appointing an examiner with enlarged powers (beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under section 1106(b) of the Bankruptcy Code;

8.14 Non-Compliance with the Final Order or the Interim Order. Any Borrower fails or neglects to comply in any material respect with any provision of the Final Order or the Interim Order, as applicable;

8.15 Conversion to Chapter 7. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court dismissing or converting such Chapter 11 Case to a chapter 7 case;

8.16 Filing of Unapproved Plan. (a) The Borrowers fail to have the exclusive right to file a chapter 11 plan of reorganization in the Chapter 11 Cases or (b) a chapter 11 plan of reorganization (other than a chapter 11 plan of reorganization filed by the DIP Lenders or with the joint support of the DIP Lenders) is filed by any of the Borrowers (or by any other party with the support of any of the Borrowers) that provides the DIP Lenders with any treatment with respect to the Obligations other than payment in full in cash on the effective date of such plan or such other treatment unsatisfactory to the DIP Lenders;

8.17 Filing of Unapproved Order. An order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of each DIP Lender, (i) to revoke, reverse, stay, vacate, modify, supplement or amend any provision of the Interim Order or the Final Order or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Borrowers, equal or superior to the priority of the DIP Lenders in respect of the Obligations, except for allowed administrative expenses having priority over the Obligations only to the extent set forth in the definition of Carve-Out, or (iii) to grant or permit the grant of a Lien on the Collateral or the Inventory (other than a Permitted Lien);

8.18 Relief from the Automatic Stay. The Bankruptcy Court enters an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to permit foreclosure (other than by the DIP Lenders) on the material assets of any Borrower;

8.19 Senior Claim. There shall arise (i) any other claim having priority senior to or pari passu with the claims of DIP Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code (other than allowed administrative expenses having priority over the Obligations only to the extent set forth in the definition of Carve-Out) or (ii) any lien on the Collateral having a priority senior to or pari passu with the liens and security interests granted or confirmed herein;

8.20 Unenforceability of the Interim Order, Final Order or this DIP Loan Agreement. Any provision of the Interim Order, the Final Order, this DIP Loan Agreement or any other Loan Document shall for any reason cease to be valid and binding or enforceable against any of the Borrowers, or any of the Borrowers shall so state in writing; or any of the Borrowers shall commence or join in any legal proceeding to contest in any manner that the Interim Order, the Final Order, this DIP Loan Agreement or any other Loan Document constitutes a valid and enforceable agreement or any of the Borrowers shall commence or join in any legal proceeding to assert that it has no further obligation or liability under the Interim Order, the Final Order, this DIP Loan Agreement or any other Loan Document;

8.21 Opposition to DIP Lender’s Motion. Any of the Borrowers shall support (whether by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of any of the Borrowers or by oral argument) any other Person’s opposition to any motion made in the Bankruptcy Court by the DIP Lenders seeking confirmation of the principal amount of the Pre-Petition Secured Notes Obligations or the validity and enforceability of the liens or security interests granted or confirmed herein (including, without limitation, the Liens securing the Pre-Petition Secured Notes Obligations);

8.22 Motion against the DIP Lenders. Any of the Borrowers shall seek to, or shall support (whether by way of motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of any of the Borrowers or by oral argument) any other Person’s motion to, disallow in whole or in part any of the Pre-Petition

Secured Notes Obligations or the Obligations or to challenge the validity and enforceability of the liens or security interests granted or confirmed herein (including, without limitation, the Liens securing the Pre-Petition Secured Notes Obligations or the Obligations);

8.23 Prohibited Payment. Any of the Borrowers shall make any payment (as adequate protection or otherwise) on account of any claim arising prior to the Petition Date without the express written consent of the DIP Lenders, in their sole and absolute discretion, other than any such payment required or permitted in the “First Day Orders” or by the Bankruptcy Court; or

8.24 Material Adverse Change. The occurrence of a default or event of default under any other agreement of the Borrowers or the Subsidiaries that could reasonably be expected to cause a Material Adverse Change with respect to the property or assets of the Borrowers or the Subsidiaries.

9. THE DIP LENDERS’ RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required DIP Lenders (at their election but without notice of their election and without demand) may do any one or more of the following on behalf of the DIP Lenders, all of which are authorized by Borrowers:

(a) Declare all or any portion of the Obligations, whether evidenced by this DIP Loan Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this DIP Loan Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the DIP Lenders;

(c) Terminate this DIP Loan Agreement and any of the other Loan Documents as to any future liability or obligation of the DIP Lenders, but without affecting any of the DIP Lenders’ Liens in the Collateral and without affecting the Obligations; and

(d) The DIP Lenders shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

9.2 Remedies Cumulative. The rights and remedies of the DIP Lenders under this DIP Loan Agreement, the other Loan Documents, and all other agreements shall be cumulative. The DIP Lenders shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by the DIP Lenders of one right or remedy shall be deemed an election, and no waiver by the DIP Lenders of any Event of Default shall be deemed a continuing waiver. No delay by the DIP Lenders shall constitute a waiver, election, or acquiescence by it. In addition to all such rights and remedies, the DIP Lenders shall have the right to sell, lease or otherwise dispose of all or any part of the Collateral and the sale, lease or other disposition of the Collateral, or any part thereof, by the DIP Lenders after an Event of Default may be for cash, credit or any combination thereof, and any DIP Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such purchase price against the Obligations then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. The DIP Lenders shall have the right to conduct such sales on the Borrowers’ premises, at the Borrowers’ expense, or elsewhere, on such occasion or occasions as the DIP Lenders may see fit.

9.3 Entry Upon Premises and Access to Information. The DIP Lenders shall have the right (i) to cause the Collateral to remain on the Borrowers’ premises, without any obligation to pay rent, (ii) to enter upon the premises of the Borrowers or of any their Subsidiaries where the Collateral is located or any other place or places where the Collateral is believed to be located and kept, without any obligation to pay rent, to render the Collateral useable or saleable, or to remove the Collateral therefrom to the premises of any DIP Lender or any agent of a DIP Lender, at the Borrowers’ expense, for such time as the Required DIP Lenders may desire in order effectively to collect or liquidate the Collateral, and (iii) to require the Borrowers and their Subsidiaries to assemble the Collateral and make it available to the DIP Lenders at a place or places to be designated by the Required DIP Lenders; provided, however, that the automatic stay shall not be deemed vacated and modified with respect to the exercise by the DIP Lenders of any rights or remedies with respect to the Collateral following an Event of Default unless and until the Required DIP Lenders have given the Borrowers, the Office of the United States Trustee and the Committee three (3) Business Days’ prior notice of the DIP Lenders’ intention to exercise such remedies. Upon acceleration of the Obligations, the DIP Lenders shall have the right to take possession of the Borrowers’ original books and records, to obtain access to the Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Required DIP Lenders deem appropriate; and the DIP Lenders shall have the right to notify postal authorities to change the address for delivery of the Borrowers’ mail to an address designated by the Required DIP Lenders and to receive, open and dispose of all mail addressed to the Borrowers and to take possession of all checks or other original remittances contained in such mail.

9.4 Sale or Other Disposition of Collateral by the DIP Lenders. Upon acceleration of the Obligations, any notice required to be given by the DIP Lenders of a sale, lease or other disposition or other intended action by the DIP Lenders with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to the Borrowers at the address specified herein, at least three (3) days prior to such proposed action, shall constitute fair and reasonable notice to the Borrowers of any such action. The net proceeds realized by the DIP Lenders upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by the DIP Lenders in connection therewith, shall be applied as provided herein toward satisfaction of the Obligations. The DIP Lenders shall account to the Borrowers for any surplus realized upon such sale or other disposition, and the Borrowers shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the DIP Lenders’ Liens on the Collateral until the Obligations are fully paid. The Borrowers agree that no DIP Lender has any obligation to preserve rights to the Collateral against any other Person. For the purpose of enabling the DIP Lenders to exercise their rights, powers and remedies under this Section 9 in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral, at such time as the DIP Lenders shall be entitled to exercise such rights and remedies, each DIP Lender is hereby granted a license, lease or other right to use, without charge, the Borrowers’ General Intangibles, Intellectual Property, Equipment, Fixtures and Real Property, whether part of the Collateral or not, including, without limitation, any patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any other Property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale or lease and selling or leasing any Inventory or other Collateral and the Borrowers’ rights under all licenses, leases and franchise agreements shall inure to the benefit of the DIP Lenders until all Obligations are paid in full.

9.5 Automatic Stay. Upon the occurrence and during the continuance of an Event of Default, the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated as to the DIP Lenders without further order of the Bankruptcy Court and the DIP Lenders shall be immediately permitted, to, inter alia, pursue any and all of their remedies against the Borrowers and/or the Collateral and seek payment in respect of all Obligations; provided, however, that the automatic stay shall not be deemed vacated and modified with respect to the exercise by the DIP Lenders of any rights or remedies with respect to the Collateral following an Event of Default unless and until the Required DIP Lenders have given the Borrowers, the Office of United States Trustee and the Committee two (2) Business Days’ prior notice of the DIP Lenders’ intention to exercise such remedies.

9.6 Waiver of Notice. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 9.3, UPON THE OCCURRENCE OF A DEFAULT OR EVENT OF DEFAULT, THE BORROWERS HEREBY WAIVE ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE DIP LENDERS OF RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE AND HEARING. THE BORROWERS ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY COUNSEL OF THEIR CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS DIP LOAN AGREEMENT.

10. TAXES AND EXPENSES.

10.1 Third Party Expenses. If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as and to the extent required under the terms of this DIP Loan Agreement, then, the Required DIP Lenders, in their sole discretion and without prior notice to any Borrower, may do any or all of the following, provided, however, that if any failure by any Borrower described above in this Section 10 does not constitute an Event of Default and occurs when there has not occurred any Event of Default which is continuing, then the Required DIP Lenders may do any or all of the following only if the Required DIP Lenders shall have given notice of such failure to Administrative Borrower and such failure is not cured within 5 Business Days after the date of such notice: (a) make payment of the same or any part thereof or (b) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as the Required DIP Lenders deem prudent. Any such amounts paid by any DIP Lender shall constitute DIP Lender Expenses and any such payments shall not constitute an agreement by the DIP Lenders to make similar payments in the future or a waiver by the DIP Lenders of any Event of Default under this DIP Loan Agreement. The DIP Lenders need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.2 DIP Lender Expenses. The Borrowers shall, jointly and severally, pay all (a) out-of-pocket costs and expenses of the DIP Lenders (including, without limitation, all reasonable fees, expenses and disbursements of counsel, financial advisors and consultants) incurred in connection with the Chapter 11 Cases, including, without limitation, in connection with the preparation, execution and delivery of the Loan Documents and the funding contemplated thereby and any amendment or waiver of any provision of any Loan Document and (b) out-of-pocket costs and expenses of the DIP Lenders (including all reasonable fees, expenses and disbursements of counsel, financial advisors and consultants) incurred in connection with the Chapter 11 Cases, including, without limitation, in connection with the administration and enforcement or protection of any of their rights and remedies under the loan documentation.

11. WAIVERS; INDEMNIFICATION; RELEASE.

11.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor (other than any notice required under this DIP Loan Agreement), notice of payment and nonpayment (other than any notice required under this DIP Loan Agreement), nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the DIP Lenders on which any such Borrower may in any way be liable.

11.2 The DIP Lenders’ Liability for Collateral. Each Borrower hereby agrees that: (a) so long as the DIP Lenders complies with its obligations, if any, under the UCC, the DIP Lenders shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

11.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the DIP Lender-Related Persons and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, losses, liabilities, damages and expenses (including, without limitation, reasonable fees and disbursements of counsel, financial advisors and consultants), joint or several, at any time asserted against, imposed upon, or incurred by any of them (a) arising out of or in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this DIP Loan Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds hereof or in connection with the monitoring of Borrowers’ or their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding or the preparation of any defense in connection therewith related to this DIP Loan Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, any of their directors, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Borrowers or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. This provision shall survive the termination of this DIP Loan Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES.

Unless otherwise provided in this DIP Loan Agreement, all notices or demands by Borrowers or any DIP Lender to any other party hereto relating to this DIP Loan Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or any DIP Lender, as applicable, may designate to each other party hereto in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to any DIP Lender, as the case may be, at its address set forth below:

If to Administrative Borrower:	Silicon Graphics, Inc. 1500 Crittenden Lane Mountain View, California 94043 Attn: Jean Furter, Vice President and Treasurer Fax No.: (650) 933-0415

With copies to:	Weil Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 Attn: Warren T. Buhle, Esq. Fax No.: (212) 310-8007

And to:	Silicon Graphics, Inc. 1500 Crittenden Lane Mountain View, California 94043 Attn: Barry Weinert, Esq., General Counsel Fax No.: (650) 933-0651

If to any DIP Lender:	Quadrangle Master Funding Ltd. c/o Quadrangle Group LLC 375 Park Avenue, 14th Fl New York, NY 10152 Attn: Michael Gillin Fax No.: (866) 741-3564

And to:	Watershed Technology Holdings, LLC c/o Watershed Asset Management, L.L.C. One Maritime Plaza Suite 1525 San Francisco, CA 94111 Fax No.: (415) 391-3919

And to:	Encore Fund, L.P. c/o Symphony Asset Management LLC 555 California Street, Suite 2975 San Francisco, CA 94104-1503 Attn: Chief Operating Officer Fax No.: (415) 676-2480

With copies to:	Goodwin Procter LLP 599 Lexington Avenue New York, New York 10022 Attn: Allan S. Brilliant, Esq. and Emanuel C. Grillo, Esq. Fax No.: (212) 355-3333

The DIP Lenders and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12, other than notices by the DIP Lenders in connection with enforcement rights against the Collateral under the provisions of the UCC, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by the DIP Lenders in connection with the exercise of enforcement rights against Collateral under the provisions of the UCC shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS DIP LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE

CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS DIP LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE OPTION OF THE DIP LENDERS, IN THE COURTS OF ANY JURISDICTION WHERE THE REQUIRED DIP LENDERS ELECT TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS DIP LOAN AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Any DIP Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such DIP Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (except such minimum amount shall not apply to an assignment and delegation by a DIP Lender to (x) any other DIP Lender or an Affiliate of such DIP Lender or a Related Fund of such DIP Lender or (y) a group of new DIP Lenders, each of which is an Affiliate or Related Fund of each other so long as the aggregate amount to be assigned to such group is at least $2,500,000); provided, that any DIP Lender may assign the entire remaining portion of its Obligations and Commitments to an Eligible Transferee; provided, further, that, except as otherwise provided in Section 14.1(c) hereof, Borrowers may continue to deal solely and directly with such DIP Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower by such DIP Lender and the Assignee and (ii) such DIP Lender and its Assignee have delivered to Administrative Borrower an Assignment and Acceptance. Anything contained herein to the contrary notwithstanding, the Assignee need not be an Eligible Transferee if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning DIP Lender or (y) the assignee is a DIP Lender or an Affiliate of a DIP Lender or a Related Fund of a DIP Lender.

(b) Except as otherwise provided in Section 14.1(c) hereof, from and after the date that Administrative Borrower notifies the assigning DIP Lender that it has received an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a DIP Lender under the Loan Documents, and (ii) the assigning DIP Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this DIP Loan Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning DIP Lender’s rights and obligations under this DIP Loan Agreement and the other Loan Documents, such DIP Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning DIP Lender from obligations that survive the termination of this DIP Loan Agreement, including such assigning DIP Lender’s obligations under Article 16 and Section 17.7 of this DIP Loan Agreement.

(c) Notwithstanding anything contained in this Section 14.1 to the contrary, a DIP Lender may assign any or all of its rights hereunder to a Qualified Affiliate of such DIP Lender or a Qualified Related Fund of such DIP Lender without (i) providing any notice to any Person or (ii) delivering an executed Assignment and Acceptance to Administrative Borrower; provided, however, that (x) Borrowers may continue to deal solely and directly with the assigning DIP Lender until an Assignment and Acceptance has been delivered to Administrative Borrower, (y) the failure of such assigning DIP Lender to deliver an Assignment and Acceptance to Administrative Borrower or any other Person shall not affect the legality, validity or binding effect of such assignment, and (z) an Assignment and Acceptance between an assigning DIP Lender and its Qualified Affiliate or Qualified Related Fund shall be effective as of the date specified in such Assignment and Acceptance.

(d) By executing and delivering an Assignment and Acceptance, the assigning DIP Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning DIP Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this DIP Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this DIP Loan Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning DIP Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this DIP Loan Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this DIP Loan Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon such assigning DIP Lender or any other DIP Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this DIP Loan Agreement and (5) such Assignee agrees that it will perform all of the obligations which by the terms of this DIP Loan Agreement are required to be performed by it as a DIP Lender.

(e) Immediately upon Administrative Borrower’s receipt of the fully executed Assignment and Acceptance (or, in the case of an assignment from a DIP Lender to one or more of its Qualified Affiliates or Qualified Related Funds pursuant to Section 14.1(c), upon the effective date specified in such Assignment and Acceptance), this DIP Loan Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning DIP Lender pro tanto.

(f) Any DIP Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, the Commitment, and the other rights and interests of that DIP Lender (the “Originating DIP Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating DIP Lender shall remain a “DIP Lender” for all purposes of this DIP Loan Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating DIP Lender hereunder shall not constitute a “DIP Lender” hereunder or under the other Loan Documents and the Originating DIP Lender’s obligations under this DIP Loan Agreement shall remain unchanged, (ii) the Originating DIP Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and the DIP Lenders shall continue to deal solely and directly with the Originating DIP Lender in connection with the Originating DIP Lender’s rights and obligations under this DIP Loan Agreement and the other Loan Documents, (iv) no Originating DIP Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this DIP Loan Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this DIP Loan Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such DIP Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such DIP Lender had not sold such participation, except that, if amounts outstanding under this DIP Loan Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this DIP Loan Agreement to the same extent as if the amount of its participating interest were owing directly to it as a DIP Lender under this DIP Loan Agreement. The rights of any Participant only shall be derivative through the Originating DIP Lender with whom such Participant participates and no Participant shall have any rights under this DIP Loan Agreement or the other Loan Documents or any direct rights as to the other DIP Lenders, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the DIP Lenders among themselves. The provisions of this Section 14.1(f) are solely for the benefit of the DIP Lenders, and Borrowers shall not have any rights as third party beneficiaries of any such provisions.

(g) In connection with any such assignment or participation or proposed assignment or participation, a DIP Lender may, subject to the provisions of Section 17.7, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

(h) Any other provision in this DIP Loan Agreement notwithstanding, any DIP Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this DIP Loan Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 or any other Person and such Person may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge or grant of a security interest shall release a DIP Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such DIP Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a DIP Lender hereunder.

(i) The Administrative Borrower shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain, or cause to be maintained, a register (the “Register”) on which it shall enter the names and addresses of the DIP Lenders and the Commitments of, and the principal amount of the Term Loan (and stated interest thereon) owing to each DIP Lender from time to time. Subject to the last sentence of this Section 14.1(i), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers and the DIP Lenders may treat each Person whose name is recorded in the Register as a DIP Lender hereunder for all purposes of this DIP Loan Agreement. The Register shall be available for inspection by any DIP Lender at any reasonable time and from time to time upon reasonable notice. In the case of an assignment to a Qualified Affiliate or Qualified Related Fund pursuant to Section 14.1(c) as to which an Assignment and Acceptance is not delivered to Administrative Borrower, the assigning DIP Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register (the “Related Party Register”) comparable to the Register on behalf of Borrowers.

(j) A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), the DIP Lenders and Borrowers shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(k) In the event that a DIP Lender sells participations in the Registered Loan, such DIP Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(l) Notwithstanding anything contained in this DIP Loan Agreement to the contrary, so long as no Event of Default has occurred and is continuing, no DIP Lender may assign or participate all or any portion of its Term Loan or Commitments or otherwise assign any or all of its rights hereunder to any Person organized under the laws of a Tier 3 or 4 Country absent prior review and approval by the DSS.

14.2 Successors. This DIP Loan Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this DIP Loan Agreement or any rights or duties hereunder without the DIP Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the DIP Lenders shall release any Borrower from its Obligations. A DIP Lender may assign this DIP Loan Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

15. AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this DIP Loan Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required DIP Lenders and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the DIP Lenders and Administrative Borrower (on behalf of all Borrowers), do any of the following:

(a) increase or extend any Commitment of any DIP Lender,

(b) postpone or delay any date fixed by this DIP Loan Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this DIP Loan Agreement providing for consent or other action by all DIP Lenders,

(f) other than as permitted by Section 16.12, release DIP Lenders’ Liens in and to any of the Collateral,

(g) change the definition of “Required DIP Lenders” or “Pro Rata Share,”

(h) contractually subordinate any of the DIP Lenders’ Liens,

(i) release any Borrower from any obligation for the payment of money,

(j) change the definition of Term Loan Amount, or Sections 2.1 or 2.4(b), or

(k) amend any of the provisions of Section 16.

The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this DIP Loan Agreement or any other Loan Document that relates only to the relationship of the DIP Lenders among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

15.2 Replacement of Holdout DIP Lender.

(a) If any action to be taken by the DIP Lenders hereunder requires the unanimous consent, authorization, or agreement of all DIP Lenders, and a DIP Lender (“Holdout DIP Lender”) fails to give its consent, authorization, or agreement, then the Required DIP Lenders, upon at least five (5) Business Days prior irrevocable notice to the Holdout DIP Lender, may permanently replace the Holdout DIP Lender with one or more substitute DIP Lenders (each, a “Replacement DIP Lender”), and the Holdout DIP Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout DIP Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout DIP Lender and each Replacement DIP Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout DIP Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout DIP Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout DIP Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout DIP Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement DIP Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout DIP Lender hereunder and under the other Loan Documents, the Holdout DIP Lender shall remain obligated to make the Holdout DIP Lender’s Pro Rata Share of portions of the Term Loan.

15.3 No Waivers; Cumulative Remedies. No failure by any DIP Lender to exercise any right, remedy, or option under this DIP Loan Agreement or any other Loan Document, or delay by any DIP Lender in exercising the same, will operate as a waiver thereof. No waiver by any DIP Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any DIP Lender on any occasion shall affect or diminish each DIP Lender’s rights thereafter to require strict performance by Borrowers of any provision of this DIP Loan Agreement. Each DIP Lender’s rights under this DIP Loan Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that any DIP Lender may have.

16. THE LENDER GROUP.

16.1 [INTENTIONALLY OMITTED]

16.2 [INTENTIONALLY OMITTED]

16.3 [INTENTIONALLY OMITTED]

16.4 [INTENTIONALLY OMITTED]

16.5 Notice of Default or Event of Default. No DIP Lender be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to such DIP Lenders and except with respect to Events of Default of which such DIP Lender has actual knowledge, unless such DIP Lender shall have received written notice from another DIP Lender or Administrative Borrower referring to this DIP Loan Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” If any DIP Lender obtains actual knowledge of any Event of Default, such DIP Lender promptly shall notify the other DIP Lenders of such Event of Default. Each DIP Lender shall be solely responsible for giving any notices to its Participants, if any.

16.6 [INTENTIONALLY OMITTED]

16.7 Costs and Expenses; Indemnification. The Required DIP Lenders may incur and pay DIP Lender Expenses to the extent the Required DIP Lenders reasonably deems necessary or appropriate for the performance and fulfillment of the DIP Lenders’ functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse the DIP Lenders for such expenses pursuant to this DIP Loan Agreement or otherwise. In the event any DIP Lender is not reimbursed for such costs and expenses from the Collections of Borrowers and their Subsidiaries received by such DIP Lender, each DIP Lender hereby agrees that it is and shall be obligated to pay to or reimburse such DIP Lender for the amount of such DIP Lender’s Pro Rata Share thereof. No DIP Lender shall be liable for the obligations of any Defaulting DIP Lender in failing to make any portion of the Term Loan or any other extension of credit hereunder. Without limitation of the foregoing, each DIP Lender shall reimburse any other DIP Lender upon demand for such DIP Lender’s Pro Rata Share of any costs or out of pocket expenses (including reasonable fees and expenses of attorneys, accountants, advisors, and consultants fees and expenses) incurred by any DIP Lender in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this DIP Loan Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such DIP Lender is not reimbursed for such expenses by or on behalf of Borrowers and such expenses were incurred pursuant to the terms hereof. The undertaking in this Section 16.7 shall survive the payment of all Obligations hereunder.

16.8 DIP Lender in Individual Capacity. Any DIP Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, hold obligations from, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such DIP Lender were not a DIP Lender hereunder without notice to or consent of the other DIP Lenders. The other DIP Lenders acknowledge that, pursuant to such activities, such DIP Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the DIP Lenders, and the DIP Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such DIP Lender will use its reasonable best efforts to obtain), such DIP Lender shall not be under any obligation to provide such information to them.

16.9 Withholding Taxes.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without set off, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 16.11(a), subject to receipt of the necessary forms from the DIP Lenders. “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of DIP Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this DIP Loan Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from such DIP Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to DIP Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Borrower.

(b) (i) If a DIP Lender claims an exemption from United States withholding tax, such DIP Lender shall deliver to the Administrative Borrower (or, in the case of an assignee of a DIP Lender which is (x) a Qualified Affiliate or Qualified Related Fund of such DIP Lender, and (y) for which an Assignment and Acceptance is not delivered to the Administrative

Borrower pursuant to Section 14.1(c), to the assigning DIP Lender only, and in the case of a participant, to the DIP Lender granting the participation only):

(A) if such DIP Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this DIP Loan Agreement and at any other time reasonably requested in writing by the assigning DIP Lender, as applicable;

(B) if such DIP Lender claims that interest paid under this DIP Loan Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such DIP Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this DIP Loan Agreement and at any other time reasonably requested in writing by the assigning DIP Lender, as applicable; or

(C) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this DIP Loan Agreement and at any other time reasonably requested in writing by the assigning DIP Lender, as applicable.

(ii) If a DIP Lender claims an exemption from United States withholding tax pursuant to the portfolio interest exception, such DIP Lender represents that such DIP Lender is not (x) a “bank” as described in Section 881(c)(3)(A) of the IRC, (y) a 10% shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or (z) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC and such DIP Lender shall deliver to Administrative Borrower (or, in the case of an assignment to a Qualified Affiliate or Qualified Related Fund that is made pursuant to Section 14.1(c), to the assigning DIP Lender) a properly completed IRS Form W-8BEN, before receiving its first payment under this DIP Loan Agreement and at any other time reasonably requested in writing by the assigning DIP Lender, as applicable.

Notwithstanding the foregoing, such DIP Lender may provide a form W-8IMY, where applicable, with appropriate forms attached thereto.

Each DIP Lender agrees promptly to notify Administrative Borrower or the assigning DIP Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Notwithstanding any other provision of this Section 16.11, no DIP Lender shall be required to deliver any form that such DIP Lender is not legally able to deliver.

(c) If a DIP Lender claims an exemption from, or reduction of, withholding tax in a jurisdiction other than the United States, such DIP Lender shall deliver to Administrative Borrower (or, in the case of an assignee of a DIP Lender which is (x) a Qualified Affiliate or Qualified Related Fund of such DIP Lender, and (y) for which an Assignment and Acceptance is not delivered to the Administrative Borrower pursuant to Section 14.1(c), to the assigning DIP Lender only, and in the case of a participant, to the DIP Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this DIP Loan Agreement and at any other time reasonably requested in writing by the Administrative Borrower or the assigning DIP Lender, as applicable.

Each DIP Lender agrees promptly to notify the Administrative Borrower or the assigning DIP Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If any DIP Lender is entitled to a reduction in the applicable withholding tax, the Borrowers may withhold from any interest payment to such DIP Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 16.11 are not delivered in accordance with such subsections, then the Borrowers or the assigning DIP Lender, as applicable, may withhold from any interest payment to such DIP Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Borrower or the assigning DIP Lender, as applicable, did not properly withhold tax from amounts paid to or for the account of any DIP Lender due to a failure on the part of the DIP Lender (because the appropriate form was not delivered, was not properly executed, or because such DIP Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such DIP Lender shall indemnify and hold the Administrative Borrower or the assigning DIP Lender, as applicable, harmless for all amounts paid, directly or indirectly, by the Administrative Borrower or the assigning DIP Lender, as applicable, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable by the Administrative Borrower or the assigning DIP Lender, as applicable, under this Section 16.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the DIP Lenders under this subsection shall survive the payment of all Obligations.

16.10 Collateral Matters.

Each DIP Lender hereby irrevocably authorizes the Required DIP Lenders, at their option and in their sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to the DIP Lenders that the sale or disposition is permitted under Section 6.4 of this DIP Loan Agreement or the other Loan Documents (and the Required DIP Lenders may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the DIP Lenders’ Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this DIP Loan Agreement. Except as provided above, no DIP Lender will execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the DIP Lenders, or (z) otherwise, the Required DIP Lenders.

16.11 Restrictions on Actions by DIP Lenders; Sharing of Payments.

(a) Each of the DIP Lenders agrees that it shall not, without the express written consent of the Required DIP Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Required DIP Lenders, set off against the Obligations, any amounts owing by such DIP Lender to Borrowers or any Deposit Accounts of Borrowers now or hereafter maintained with such DIP Lender. Each of the DIP Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Required DIP Lenders, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any DIP Lender shall receive (i) by payment, foreclosure, set off, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such DIP Lender pursuant to the terms of this DIP Loan Agreement, or (ii) payments in excess of such DIP Lender’s ratable portion of all such distributions by the Borrower, such DIP Lender promptly shall purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other DIP Lenders so that such excess payment received shall be applied ratably as among the DIP Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.12 Agency for Perfection. Each DIP Lender hereby appoints each other DIP Lender as its agent (and each DIP Lender hereby accepts such appointment) for the purpose of perfecting the DIP Lenders’ Liens in assets notwithstanding perfection pursuant to the Interim Order or Final Order, as applicable, which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected only by possession or control. Should any DIP Lender obtain possession or control of any such Collateral, such DIP Lender shall notify each other DIP Lender thereof, and, promptly upon any DIP Lender’s request therefor shall deliver possession or control of such Collateral to the other DIP Lenders, ratably in accordance with the DIP Lenders’ Pro Rata Shares.

16.13 [INTENTIONALLY OMITTED]

16.14 [INTENTIONALLY OMITTED]

16.15 [INTENTIONALLY OMITTED]

16.16 Several Obligations; No Liability. Nothing contained herein shall confer upon any DIP Lender any interest in, or subject any DIP Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other DIP Lender. Each DIP Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no DIP Lender shall have any obligation, duty, or liability to any Participant of any other DIP Lender. Except as provided in Section 16.7, no member of the DIP Lenders shall have any liability for the acts of any other member of the DIP Lenders. No DIP Lender shall be responsible to any Borrower or any other Person for any failure by any other DIP Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.17 [INTENTIONALLY OMITTED].

16.18 Disclosure of Classified Material.

(a) Borrowers and the DIP Lenders acknowledge that due to the nature of Borrowers’ business and their customers, certain items comprising the Collateral contain “classified” information and/or data (“Classified Material”) which may not be legally disclosed without proper authorization and/or security clearance (a “Security Clearance”). The DIP Lenders agree that to the extent any representation, warranty, or covenant of any Borrower or right or remedy of the DIP Lenders contained in this DIP Loan Agreement or the other Loan Documents would otherwise require any Borrower to disclose Classified Material without a proper Security Clearance, such representation, warranty, covenant, right or remedy shall not apply with respect to obligations which would lead to such illegal disclosure; provided that any time a Borrower refuses, declines or otherwise fails to fulfill an obligation under this DIP Loan Agreement or the other Loan Documents due to an invocation of this provision or the substance thereof, such Borrower shall promptly provide written notice to the DIP Lenders of that fact certifying that it has complied with its obligations hereunder or under the other Loan Documents to the fullest extent possible without illegally disclosing Classified Material and, upon the reasonable request of any DIP Lender, such Borrower shall provide evidence reasonably satisfactory to such DIP Lender that the requested items of Collateral or information are in fact “classified.”

(b) The DIP Lenders acknowledges that, so long as no Event of Default has occurred and is continuing, no DIP Lender may assign or participate all or any portion of its Term Loan or Commitments or otherwise assign any or all of its rights hereunder to any Person organized under the laws of a Tier 3 or 4 Country absent prior review and approval by the DSS.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This DIP Loan Agreement shall be binding and deemed effective when executed by Borrowers and each DIP Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this DIP Loan Agreement or any of the other Loan Documents nor any uncertainty or ambiguity herein or therein shall be construed or resolved against the DIP Lenders or Borrowers, whether under any rule of construction or otherwise. On the contrary, this DIP Loan Agreement and the other Loan Documents have been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto and thereto. Time is of the essence in Borrowers’ payment and performance of the Obligations.

17.4 Severability of Provisions. Each provision of this DIP Loan Agreement shall be severable from every other provision of this DIP Loan Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Counterparts; Electronic Execution. This DIP Loan Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this DIP Loan Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this DIP Loan Agreement. Any party delivering an executed counterpart of this DIP Loan Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this DIP Loan Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this DIP Loan Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or the transfer to the DIP Lenders of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the DIP Lenders is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the DIP Lenders is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the DIP Lenders related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.7 Confidentiality. The DIP Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the DIP Lenders in a confidential manner, and shall not be disclosed by the DIP Lenders to Persons who are not parties to this DIP Loan Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the DIP Lenders, (b) to Subsidiaries and Affiliates of any member of the DIP Lenders, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the DIP Lenders), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any DIP Lender’s interest under this DIP Loan Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this DIP Loan Agreement or the other Loan Documents; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such DIP Lender shall: (y) notify Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and (z) notify all other Persons described in clause (a) above that they are bound by, the provisions of this Section 17.7. The provisions of this Section 17.7 shall survive the payment in full of the Obligations.

17.8 Integration. This DIP Loan Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.9 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the DIP Lenders shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the DIP Lenders with all notices with respect to portions of the Term Loan and all other notices and instructions under this DIP Loan Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain portions of the Term Loan and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this DIP Loan Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that the DIP Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the DIP Lenders to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the DIP Lenders and hold each member of the DIP Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against the DIP Lenders by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the DIP Lenders’ relying on any instructions of the Administrative Borrower, or (c) any other action taken by the DIP Lenders hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant DIP Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such DIP Lender-Related Person, as the case may be.

17.10 Equitable Relief. The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of their Obligations under this DIP Loan Agreement, any remedy at law may prove to be inadequate relief to any DIP Lender; therefor, the Borrowers agree that any DIP Lender, if such Person so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

17.11 The DIP Lenders as Parties in Interest. The Borrowers hereby stipulate and agree that each of the DIP Lenders are and shall remain parties in interest in the Chapter 11 Cases and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this DIP Loan Agreement or any other Loan Document shall be deemed to be a waiver of any of the DIP Lenders’ rights or remedies under applicable law or documentation. Without limitation of the foregoing, each of the DIP Lenders shall have the right to make any motion or raise any objection they deem to be in their interest (specifically including, but not limited to, objections to use of proceeds of the Loans, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumptions or rejection of any executory contract or lease).

17.12 Section 506(c) Waiver. In consideration of the Loans being made available to the Borrowers by the DIP Lenders, the Borrowers hereby agree not to assert and affirmatively waive any claim they otherwise might have under section 506(c) of the Bankruptcy Code and agree that the Collateral securing the Obligations to the DIP Lenders may be charged with costs or expenses only as provided for hereunder.

17.13 Waiver of Chapter 5 Claims. In consideration of the Loans being made available to the Borrowers by the DIP Lenders, the Borrowers hereby agree not to assert and hereby affirmatively waive any claim they may have under Chapter 5 of the Bankruptcy Code against the DIP Lenders in any form or manner whatsoever and affirmatively waive any right they may have to challenge the extent and validity of the Liens granted to the DIP Lenders pursuant to the Pre-Petition Secured Notes Loan Documents as security for the Pre-Petition Secured Notes Obligations and further release each DIP Lender from and affirmatively waive any and all other claims they may have against any DIP Lender from the beginning of time to the date hereof.

17.14 Reversal of Payments. To the extent the Borrowers make a payment or payments to the DIP Lenders or the DIP Lenders receive any payment or proceeds of the Collateral for the Borrowers’ benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations and the Pre-Petition Secured Notes Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received.

17.15 [INTENTIONALLY OMITTED].

17.16 Acknowledgement of Security Interests. The Borrowers hereby acknowledge, confirm and agree that the Trustee, for the benefit of the Pre-Petition Secured Notes Lenders (including the DIP Lenders), has valid, enforceable and perfected second priority Liens on and security interests in all of the Primed Assets pursuant to the Pre-Petition Secured Notes Loan Documents as in effect on the Petition Date to secure all of the Pre-Petition Secured Notes Obligations.

17.17 Binding Effect of Documents. The Borrowers hereby acknowledge, confirm and agree that: (a) the agreements and obligations of the Borrowers contained in the Pre-Petition Secured Notes Loan Documents constitute the legal, valid and binding obligations of the Borrowers that are parties thereto enforceable against them in accordance with their respective terms and the Borrowers have no valid defense, offset or counterclaim to the enforcement of such obligations (other than those arising as a consequence of the Chapter 11 Cases), and (b) the Pre-Petition Secured Notes Lenders (including the DIP Lenders) under the Pre-Petition Secured Notes Loan Documents are and shall be entitled to all of the rights, remedies and benefits provided for in the Pre-Petition Secured Notes Loan Documents (except to the extent that the exercise thereof is stayed pursuant to section 362 of the Bankruptcy Code as a consequence of the Chapter 11 Cases).

IN WITNESS WHEREOF, the parties hereto have caused this DIP Loan Agreement to be executed and delivered as of the date first above written.

BORROWERS:

SILICON GRAPHICS, INC., a Delaware corporation

/s/ Kathy Lanterman
By:	Kathy Lanterman
Its:	Senior Vice President , Chief Financial Officer & Controller

SILICON GRAPHICS FEDERAL, INC., a Delaware corporation

/s/ Kathy Lanterman
By:	Kathy Lanterman
Its:	Vice President

SILICON GRAPHICS WORLD TRADE CORPORATION, a Delaware corporation

/s/ Kathy Lanterman
By:	Kathy Lanterman
Its:	Senior Vice President and CFO

Signature Page to Post-Petition Loan and Security Agreement

LENDERS:

QUADRANGLE MASTER FUNDING LTD.

By:	Quadrangle Debt Recovery Advisors LLC, its Advisor

/s/ Christopher Santana
By:	Christopher Santana
Its:	Member

Signature Page to Post-Petition Loan and Security Agreement

WATERSHED TECHNOLOGY HOLDINGS, LLC

By: Watershed Asset Management, L.L.C., its Investment Manager

/s/ Meridee A. Moore
By:	Meridee A. Moore
Its:	Senior Managing Member

Signature Page to Post-Petition Loan and Security Agreement

ENCORE FUND, L.P.

By:	Symphony Asset Management LLC, its General Partner

/s/ Neil L. Rudolf
By:	Neil L. Rudolf
Its:	C.O.O.

Signature Page to Post-Petition Loan and Security Agreement

SCHEDULE 1.1

As used in the DIP Loan Agreement, the following terms shall have the following definitions:

“6.50% Secured Notes” means the 6.50% Senior Secured Convertible Notes due 2009 issued pursuant to the Pre-Petition Secured Notes Indenture.

“11.75% Secured Notes” means the 11.75% Senior Secured Notes due 2009 issued pursuant to the 11.75% Secured Notes Indenture.

“11.75% Secured Notes Indenture” has the meaning specified therefor in the Introductory Statement.

“11.75% Secured Notes Lenders” means, collectively, the several financial institutions and other entities from time to time holders of the 11.75% Notes Indenture.

“Account” means an account (as that term is defined in the UCC).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Ad Hoc Committee” means the ad hoc committee of certain holders of the 6.50% Secured Notes.

“Administrative Borrower” has the meaning specified therefor in Section 17.9.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.13 hereof: (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to be an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Aggregate Term Loan Exposure” means, as of any date of determination, the sum of (a) the outstanding principal amount of the Term Loan and (b) any remaining Term Loan Commitment for which Borrowings under Section 2.2 have not been made.

“Agreed Budget” shall mean the twenty-six (26) week budget (such twenty-six (26) week period, the “Budget Period”) of the Borrowers attached hereto as Exhibit A-1; provided that on a weekly basis, the Borrowers shall provide to the DIP Lenders an updated budget for the Budget Period in substantially the same format as the previous budget, which upon acceptance by the DIP Lenders in their sole discretion, shall become the Agreed Budget; provided, further, that a new budget may be effectuated at any time with the prior written consent of the DIP Lenders.

“Agreement” means the Post-Petition Loan and Security Agreement to which this Schedule 1.1 is attached.

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“Assignee” has the meaning specified therefor in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-2.

“Authorized Person” means the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or any Senior Vice President of Administrative Borrower.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as the Term Loan hereunder.

“Bankruptcy Code” means title 11 of the United States Bankruptcy Code, as in effect from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base Rate” means the rate of interest published in the Wall Street Journal from time to time as the “Prime Rate.”

“Base Rate Loan” means any Loan that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” has the meaning specified therefor in Section 7.1.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the DIP Loan Agreement.

“Borrowing” means a borrowing hereunder consisting of some or all of the Term Loan made on the same day by the DIP Lenders to Administrative Borrower.

“Budget Period” shall have the meaning specified therefor in the definition of Agreed Budget.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP.

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“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Carve-Out” means sums having priority ahead of the Super-Priority Claims and Liens securing the Term Loan for (i) the payment of any unpaid fees payable to the United States Trustee pursuant to 28 U.S.C. §1930 and (ii) the payment of unpaid claims (whether then or subsequently allowed) for fees and expenses incurred by professionals retained by an order of the Bankruptcy Court, including (x) fees and expenses actually incurred prior to the occurrence of an Event of Default and (y) fees and expenses incurred after the occurrence of an Event of Default up to $1,500,000 (the “Professional Expense Cap”); provided, that any payments actually made to such professionals under sections 330 or 331 of the Bankruptcy Code or any other provision of the Bankruptcy Code or order of the Bankruptcy Court after the occurrence of an Event of Default (and during the continuance of such an Event of Default) shall reduce the Professional Expense Cap on a dollar-for-dollar basis. The post-petition Liens and security interests and the administrative priority claims of the DIP Lenders shall be senior to and no proceeds of the Term Loan nor any Collateral granted hereunder (nor proceeds hereof) may be used to pay, any and all claims for services rendered by any of the professionals retained by the Borrowers or any official committee in connection with the investigation of (other than by the Committee, subject to a cap approved by the Required DIP Lenders in their sole discretion), assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter against the Pre-Petition Senior Lenders, the Pre-Petition Secured Notes Lenders or the DIP Lenders.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper or other money market instruments maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a short-term debt rating of A-1 or P-1, or better, or a long-term debt rating of BBB or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank which has a rating of A or A2, or better, from S&P or Moody’s, or (ii) constituting certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Chapter 11 Cases” means the cases commenced under the Bankruptcy Code by the Borrowers on or before the Petition Date.

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“Chattel Paper” has the meaning specified therefor in Section 7.1.

“Classified Material” has the meaning specified therefor in Section 16.20.

“Closing Date” means the date on which each DIP Lender sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either has been satisfied or has been waived.

“Collateral” has the meaning specified therefor in Section 7.1.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrowers.

“Commercial Tort Claim” has the meaning specified therefor in Section 7.1.

“Committee” has the meaning specified therefor in Section 7.3.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Copyright” has the meaning specified therefor in Section 7.1.

“Copyright Security Agreement” means each Copyright Security Agreement among Borrowers, or any of them, and the DIP Lenders, in form and substance satisfactory to the DIP Lenders, pursuant to which Borrowers have granted to the DIP Lenders a security interest in all their respective Copyrights.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting DIP Lender” means any DIP Lender that fails to make any Term Loan (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting DIP Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to the Term Loan, inclusive of the margin applicable thereto described in Section 2.6(a).

“Department of Labor” means the United States Department of Labor.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

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“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“DIP Lender” and “DIP Lenders” have the respective meanings set forth in the preamble to the DIP Loan Agreement, and shall include any other Person made a party to the DIP Loan Agreement in accordance with the provisions of Section 13.1.

“DIP Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower under any of the Loan Documents that are paid, advanced, or incurred by the DIP Lenders, (b) fees or charges reasonably paid or incurred by any DIP Lender in connection with the DIP Lenders’ transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication and appraisal (including periodic collateral appraisals or business valuations), including the cost of real estate surveys, real estate title policies and endorsements, and environmental audits, in each case to the extent of the fees and charges (and up to the amount of any limitation) authorized in the DIP Loan Agreement, (c) costs and expenses incurred by any DIP Lender in the disbursement of funds to or for the account of Borrowers or other DIP Lenders (by wire transfer or otherwise), (d) charges paid or incurred by any DIP Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the DIP Lenders to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of any DIP Lender related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) authorized in the DIP Loan Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the DIP Lenders in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the DIP Lenders’ relationship with any Borrower arising under the Loan Documents, (h) each DIP Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents or the Chapter 11 Cases, and (i) each DIP Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable fees and expenses of attorneys, accountants, consultants, and other advisors incurred in connection with the Chapter 11 Cases or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“DIP Lender-Related Person” means, with respect to any DIP Lender, such DIP Lender, together with such DIP Lender’s Affiliates, officers, directors, members, employees, attorneys, advisors, representatives and agents.

“DIP Lenders’ Accounts” means, collectively, the Deposit Account of each DIP Lender identified on Schedule D-2 (as such schedule shall be amended from time to time).

“DIP Lenders’ Liens” means the Liens granted by Borrowers or their Subsidiaries to the DIP Lenders under the Loan Documents.

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“Disclosure Statement” means the disclosure statement, as amended, modified or supplemented from time to time with the prior consent of the Ad Hoc Committee, in connection with the Reorganization Plan.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of a Borrower which is not a Foreign Subsidiary.

“DSS” means the United States Defense Security Service.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company (other than an entity which is an Affiliate of IBM, Sun Microsystems, Hewlett Packard, Dell, Inc., or Apple Computer, Inc.), insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates and Related Funds) total assets in excess of $250,000,000, (d) any DIP Lender or any Affiliate (other than individuals) of a DIP Lender and any DIP Lender’s Related Funds, and (e) during the continuation of an Event of Default, any other Person approved by the Required DIP Lenders.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower or any of their predecessors in interest, (b) from any assets, properties, or businesses of any Subsidiary of a Borrower (or any predecessor in interest of such Subsidiary) material to the business of Borrowers and their Subsidiaries, taken as a whole, (c) from adjoining properties or businesses, or (d) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

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“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the UCC).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower or ERISA Affiliates from a Benefit Plan during a Plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

“Event of Default” has the meaning specified therefor in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Property” means 34% of the stock of any Foreign Subsidiary owned by a Borrower.

“Extraordinary Receipts” means any Collections received by any Borrower or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds

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described in Section 2.4(c)(ii) hereof), including, (a) pension plan reversions, (b) proceeds of insurance (including proceeds of the key man life insurance policies), (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement.

“Fee Letter” means that certain fee letter among Borrowers and the DIP Lenders, in form and substance satisfactory to the DIP Lenders.

“Final Order” shall mean the order or judgment of the Bankruptcy Court as entered on the docket of the Clerk of the Bankruptcy Court approving this DIP Loan Agreement, the other Loan Documents and authorizing the incurrence by any of the Borrowers of permanent post-petition secured and super-priority Indebtedness in accordance with this DIP Loan Agreement, permitting the use of cash collateral, which order or judgment is in effect and not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived, or if an appeal, reargument, petition for certiorari or rehearing thereof has been sought, the order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which the order was appealed, form which the reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal, petition for certiorari or more for reargument or rehearing shall have expired.

“Foreign Subsidiary” means any Subsidiary of a Borrower which is organized under the laws of a jurisdiction other than the United States of America or any state or Governmental Authority thereof.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the UCC and, in any event, including, without limitation, payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill (including the goodwill associated with any Trademark, Patent, or Copyright), Patents, Trademarks, Copyrights, URLs and domain names, industrial designs, other industrial or intellectual property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including intellectual property licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, uncertificated securities, and any other personal property other than commercial tort claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

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“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Administrative Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout DIP Lender” has the meaning specified therefor in Section 15.2(a).

“Inactive Subsidiaries” means the Domestic Subsidiaries listed on Schedule I-1.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Individual DIP Lender Term Loan Exposure” means, for a particular DIP Lender, as of any date of determination, the sum of (a) the outstanding principal amount of such DIP Lender’s portion of the Term Loan and (b) such DIP Lender’s remaining Term Loan Commitment for which Borrowings under Section 2.2 have not been made.

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“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property Collateral” has the meaning specified therefor in Section 7.1.

“Intellectual Property Security Agreement” means an intellectual property security agreement, in form and substance satisfactory to the DIP Lenders, executed and delivered by Borrowers to the DIP Lenders.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interim Order” shall mean the order or judgment of the Bankruptcy Court as entered on the docket of the Clerk of the Bankruptcy Court with respect to the Borrowers in the form of Exhibit I-1 hereto approving this DIP Loan Agreement, the other Loan Documents and (a) authorizing the incurrence by the Borrowers of interim post-petition secured and super-priority Indebtedness in accordance with this DIP Loan Agreement, (b) authorizing the use of the Pre-Petition Senior Lenders’ Cash Collateral and (c) authorizing the grant of adequate protection to the Pre-Petition Secured Notes Lenders and the 11.75% Secured Notes Lenders.

“Inventory” means inventory (as that term is defined in the UCC).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, relocation and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Related Property” means (i) investment property (as that term is defined in the UCC), and (ii) all of the following regardless of whether classified as investment property under the UCC: all Pledged Interests, Pledged Operating Agreements and Pledged Partnership Agreements.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“IRS” means the Internal Revenue Service.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge,

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hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means this DIP Loan Agreement, the Copyright Security Agreement, the Fee Letter, the Patent Security Agreement, the Trademark Security Agreement, the Intellectual Property Security Agreement, any note or notes executed by a Borrower in connection with the DIP Loan Agreement and payable to a member of the DIP Lenders, any other agreement entered into, now or in the future, by any Borrower and the DIP Lenders in connection with the DIP Loan Agreement and, upon entry, the Interim Order and the Final Order.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrowers, taken as a whole, based on information provided by the Borrowers to the DIP Lenders since March 31, 2006, (b) a material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the DIP Lenders’ ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the DIP Lenders’ Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower.

“Material Foreign Subsidiary” means any Foreign Subsidiary whose assets or business are material to the Foreign Subsidiaries, taken as a whole.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) of ERISA) to which Borrower or any ERISA Affiliate is making, is obligated to make, has made or has been obligated to make, contributions on behalf of participants who are or were employed by any of them, other than a plan described in Section 4(b)(4) of ERISA.

“Negotiable Collateral” has the meaning specified therefor in Section 7.1.

“Net Cash Proceeds” means, with respect to any sale or disposition by any Person or any Subsidiary thereof of property or assets, the amount of Collections received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to any DIP Lender under this DIP Loan Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (iii) taxes paid or payable to any taxing authorities by such Person or such Subsidiary in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction.

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“Obligations” means all loans (including the Term Loan), debts, principal, interest, contingent reimbursement obligations with respect to premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, DIP Lender Expenses, lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the DIP Lenders pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all DIP Lender Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in the DIP Loan Agreement or in the other Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Originating DIP Lender” has the meaning specified therefor in Section 14.1(f).

“Parent” has the meaning specified therefor in the preamble to the DIP Loan Agreement.

“Participant” has the meaning specified therefor in Section 14.1(f).

“Participant Register” has the meaning specified therefor in Section 14.1(k).

“Patent” has the meaning specified therefor in Section 7.1.

“Patent Security Agreement” means each Patent Security Agreement among Borrowers, or any of them, and the DIP Lenders, in form and substance satisfactory to the DIP Lenders, pursuant to which Borrowers have granted to the DIP Lenders a security interest in all their respective Patents.

“PBGC” means Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor entity.

“Permitted Discretion” means a determination made honestly in fact and in the exercise of reasonable (from the perspective of a secured debtor-in-possession lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment, Inventory and other fixed assets (other than Real Property Collateral) that are substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the DIP Loan Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) the lease or sublease (in a Borrower’s or a Subsidiary’s capacity as lessor or sublessor, as the case may be) of real property in the ordinary course of business or that, in the discretion of the Board of Directors, is necessary and appropriate in its business judgment, (f) sales and other dispositions of assets provided for and disclosed in the Agreed Budget and (g) sales or other dispositions of assets of Foreign Subsidiaries in an aggregate amount of up to $250,000 over the term of this DIP Loan Agreement.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b)

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Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or its Subsidiaries effected in the ordinary course of business or owing to a Borrower or its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or its Subsidiaries, (e) Investments by any Foreign Subsidiary in a Parent or Domestic Subsidiary, (f) Investments by any Foreign Subsidiary in another Foreign Subsidiary, (g) Investments by any Borrower in another Borrower, (h) intercompany Investments (other than Investments described in clauses (e), (f), and (g) above), so long as the aggregate outstanding amount of such Investments does not exceed $5,000,000 at any time and such Investment is repaid to one or more Borrowers within 5 Business Days,(i) [INTENTIONALLY OMITTED] and (j) Investments provided for and disclosed in the Agreed Budget; provided, however, that no Permitted Investments described in clauses (h) through (j) hereof may be made if immediately prior to making any such Permitted Investment, or after giving effect thereto there shall exist an Event of Default which is continuing.

“Permitted Liens” means (a) Liens held by the DIP Lenders to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the DIP Loan Agreement, (d) Liens set forth on Schedule P-1, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens in favor of the Trustee securing the Indebtedness issued, as of the Petition Date, under the Pre-Petition Indentures and (m) Liens held by the Pre-Petition Agent on behalf of the Pre-Petition Senior Lenders pursuant to the Pre-Petition Senior Loan Documents (n) Liens pursuant to the Interim Order and the Final Order.

“Permitted Protest” means the right of Administrative Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on a Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) each DIP Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the DIP Lenders’ Liens.

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“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petition Date” has the meaning specified therefor in the Introductory Statement.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

“Plan Term Sheet” means that certain Plan Term Sheet, dated May 5, 2006, and attached hereto as Exhibit P-1.

“Pledged Companies” means, each Person listed on Schedule P-3 hereto as a “Pledged Company,” together with each other Person, all or a portion of whose Stock, is acquired or otherwise owned by a Borrower after the Closing Date.

“Pledged Interests” means all of each Borrower’s right, title and interest in and to all of the Stock now or hereafter owned by such Borrower, regardless of class or designation (other than Excluded Property), including, without limitation, in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, including, without limitation, any certificates representing the Stock, the right to request after the occurrence and during the continuation of an Event of Default that such Stock be registered in the name of the DIP Lenders, any DIP Lender or any of their nominees, the right to receive any certificates representing any of the Stock and the right to require that such certificates be delivered to the DIP Lenders together with undated powers or assignments of investment securities with respect thereto, duly endorsed in blank by such Borrower, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and of all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing; provided, however, that the foregoing shall be subject only to (i) such valid and enforceable liens of record as of the date of the commencement of the Chapter 11 Cases as are listed on Schedule P-2, (ii) the liens and replacement liens granted to the Pre-Petition Senior Lenders and (iii) the Carve-Out.

“Pledged Operating Agreements” means all of each Borrower’s rights, powers, and remedies under the limited liability company operating agreements of the Pledged Companies that are limited liability companies.

“Pledged Partnership Agreements” means all of each Borrower’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

“Pre-Petition Agent” has the meaning specified therefor in the Introductory Statement.

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“Pre-Petition Credit Facility” has the meaning specified therefor in the Introductory Statement.

“Pre-Petition Indebtedness” means Indebtedness of any Borrower or its Subsidiaries immediately prior to the Petition Date.

“Pre-Petition Indenture” has the meaning specified therefor in the Introductory Statement.

“Pre-Petition Secured Notes Lenders” shall mean, collectively, the several financial institutions and other entities from time to time holders of the 6.50% Secured Notes.

“Pre-Petition Secured Notes Loan Documents” shall mean the 6.50% Notes Indenture and any other agreement, contract or instrument entered into by any Borrower and the Pre-Petition Secured Notes Lenders in connection with the 6.50% Notes Indenture.

“Pre-Petition Secured Notes Obligations” shall mean all loans, advances, debts, liabilities and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by the Borrowers prior to the Petition Date, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by a note, agreement or other instrument, in each case to the extent arising under any of the Pre-Petition Secured Notes Loan Documents. This term includes, without limitation, all interest, charges, expenses, attorney’s fees and any other sum chargeable or payable under any of the Pre-Petition Secured Notes Loan Documents.

“Pre-Petition Senior Lenders” has the meaning specified therefor in the Introductory Statement.

“Pre-Petition Senior Loan Documents” means the Pre-Petition Credit Facility and any other agreement, contract or instrument entered into by any Borrower and the Pre-Petition Senior Lenders in connection with the Senior Credit Agreement.

“Primed Assets” shall mean all property and interests in property and proceeds thereof now owned or hereafter acquired in or upon which a Lien has been granted to the Trustee under any of the Pre-Petition Secured Notes Loan Documents or the 11.75% Secured Notes Documents.

“Proceeds” has the meaning specified therefor in Section 7.1.

“Pro Rata Share” means:

(a) with respect to a DIP Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (x) such DIP Lender’s Individual DIP Lender Term Loan Exposure, by (y) the Aggregate Term Loan Exposure, and

(b) with respect to all other matters as to a particular DIP Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (A) the outstanding principal amount of such DIP Lender’s Individual DIP Lender Term Loan Exposure by (B) the principal amount of the Aggregate Term Loan Exposure.

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“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Affiliate” is an Affiliate that is exempt from United States withholding taxes in respect of interest paid or accrued on the Obligations.

“Qualified Related Fund” is a Related Fund that is exempt from United States withholding taxes in respect of interest paid or accrued on the Obligations.

“Real Property” means the Real Property Collateral or any real property hereafter acquired by any Borrower and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning specified therefor in Section 14.1(i).

“Registered Loan” means a loan recorded on the Register (or Related Party Register) pursuant to Section 14.1(i).

“Registered Note” has the meaning specified therefor in Section 2.16.

“Related Fund” means a fund or account managed by a DIP Lender or an Affiliate of a DIP Lender or its investment manager.

“Related Party Register” has the meaning specified therefor in Section 14.1(i).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Reorganization Plan” means the joint chapter 11 reorganization plan agreed to by the Borrowers, the Ad Hoc Committee and the DIP Lenders prior to the Petition Date, in form and substance substantially in accordance with and pursuant to the terms of the Plan Term Sheet, as amended, modified or supplemented from time to time with the prior consent of the Ad Hoc Committee and the DIP Lenders.

“Replacement DIP Lender” has the meaning specified therefor in Section 15.2(a).

“Report” has the meaning specified therefor in Section 16.17.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

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“Required DIP Lenders” means, at any time, DIP Lenders whose Pro Rata Share aggregate 50.1% or more as determined pursuant to clause (a) of the definition of “Pro Rata Share.”

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Scheduled Intellectual Property Collateral” has the meaning set forth in Section 4.15.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Security Interest” has the meaning specified therefor in Section 7.1.

“Security Clearance” has the meaning specified therefor in Section 16.20.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Super-Priority Claims” has the meaning specified therefor in Section 7.4.

“Supporting Obligations” has the meaning specified therefor in Section 7.1.

“Taxes” has the meaning specified therefor in Section 16.11.

“Term Loan” has the meaning specified therefor in Section 2.2.

“Term Loan Availability Date” has the meaning specified therefor in Section 2.2.

“Term Loan Commitment” or “Commitment” means, with respect to each DIP Lender, its Term Loan Commitment, and, with respect to all DIP Lenders, their Term Loan Commitments, in each case on and after the Term Loan Availability Dates set forth in Section 2.2 and as such Dollar amounts are set forth beside such DIP Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such DIP Lender became a DIP Lender hereunder, as such amounts shall be reduced by any portion of the Term Loan made by such DIP Lender or DIP Lenders, as applicable, and as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

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“Threshold Equipment” means, as of the date of determination, no less than 80% of Borrowers’ Equipment, as measured by book value, other than demonstration systems.

“Threshold Inventory” means, as of the date of determination, no less than 80% of Borrowers’ Inventory, as measured by book value, other than demonstration systems.

“Tier 3 or 4 Country” means any country designated by the U.S. Federal Export Administration Regulations (Sections 740.7(c) and 740.7(d)) as a Tier 3 or 4 country.

“Trademark” has the meaning specified therefor in Section 7.1.

“Trademark Security Agreement” means each Trademark Security Agreement among Borrowers, or any of them, and the DIP Lenders, in form and substance satisfactory to the DIP Lenders, pursuant to which Borrowers have granted to the DIP Lenders, a security interest in all their respective Trademarks.

“Trustee” means U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America.

“UCC” means the New York Uniform Commercial Code, as in effect from time to time.

“United States” means the United States of America.

“URL” means “uniform recourse locator,” an internet web address.

“Voidable Transfer” has the meaning specified therefor in Section 17.6.

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Schedule 3.1

The obligation of each DIP Lender to make its initial extension of credit provided for in the DIP Loan Agreement is subject to the fulfillment, to the satisfaction of each DIP Lender (the making of such initial extension of credit by any DIP Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) the Closing Date shall occur on or before May 12, 2006;

(b) the DIP Lenders shall have received each of the following documents, in form and substance satisfactory to the DIP Lenders, duly executed, and each such document shall be in full force and effect;

(i) the Copyright Security Agreement,

(ii) a disbursement letter executed and delivered by Borrowers to the DIP Lenders regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to the DIP Lenders,

(iii) the Fee Letter,

(iv) the Intellectual Property Security Agreement,

(v) the Patent Security Agreement, and

(vi) the Trademark Security Agreement.

(c) the DIP Lenders shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this DIP Loan Agreement, the other Loan Documents to which such Borrower is a party, the Plan Term Sheet, and the filing of the Interim Order and the “First Day Orders”, (ii) authorizing specific officers of such Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Borrower;

(d) the DIP Lenders shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

(e) All DIP Lender Expenses fees and expenses required pursuant to the Loan Documents to be paid to the DIP Lenders on or before the Closing Date shall have been paid in full;

(f) the Borrowers and the DIP Lenders shall have agreed upon the Agreed Budget;

(g) All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Loan Documents and the transactions contemplated thereby (including, without limitation, the Interim Order containing terms of adequate protection for the Pre-Petition Senior Lenders in accordance Annex I of the Commitment Letter, dated as of May 5, 2006) and the “first day” applications and motions and forms of orders shall be in form and substance satisfactory to the DIP Lenders in their sole discretion;

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(h) Except for the filing of the Chapter 11 Cases, no Material Adverse Change shall have occurred;

(i) the DIP Lenders shall have received, in form and substance reasonably satisfactory to the DIP Lenders, all governmental and third party consents, licenses and approvals necessary in connection with the Loan Documents and the transactions contemplated thereby, and all such consents and approvals shall remain in full force and effect; and

(j) all other documents and legal matters in connection with the transactions contemplated by this DIP Loan Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to the DIP Lenders.

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Schedule 5.3

Deliver to each DIP Lender each of the financial statements, reports, or other items set forth set forth below at the following times in forms reasonably satisfactory to each DIP Lender:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month

during each of Parent’s

fiscal years

(a) an unaudited consolidated balance sheet, income statement and statement of cash flow (cash flow only at fiscal quarter end), covering Parent’s and its Subsidiaries’ operations during such period.

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years

(b)    consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to the Required DIP Lenders and certified, without any qualifications (including any (A) qualification or exception as to the scope of such audit or (B) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management).

if and when filed by any Borrower, within 5 days of filing,

(c)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(d)    any other filings made by any Borrower with the SEC, and

(e)    any other information that is provided by Parent to its shareholders generally.

promptly, but in any event within 5 days after a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(f) notice of such event or condition and a statement of the curative action that Borrowers proposes to take with respect thereto.

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Promptly after the com-mencement thereof, but in any event within 5 days after the service of process with respect thereto on any Borrower,

(g)    notice of all investigations, actions, suits, litigation, claims or proceedings (including, without limitation, Environmental Actions and labor suits) brought by or against any Borrower, or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change,

(h)    any labor dispute to which any of the Borrowers or their Subsidiaries may become a party and which has had or could reasonably be expected to have a Material Adverse Change and the expiration of any labor contract to which it is a party or by which it is bound, and

(i)     any other event or occurrence which could reasonably be expected to have a Material Adverse Change.

upon the request of any DIP Lender,

(j)     any other information reasonably requested relating to the financial condition of Borrowers or their Subsidiaries, and

(k)    copies of Borrowers’ federal income tax returns, and any amendments thereto, filed with the IRS.

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SCHEDULE C-1

COMMITMENTS

Lender	Closing Date	May 12, 2006	May 19, 2006	May 26, 2006	Entry of the Final Order	June 30, 2006	July 14, 2006	Total Commitment
Quadrangle Master Funding Ltd.	$4,714,286	$2,357,143	$2,357,143	$1,414,286	$15,085,713	$4,714,286	$2,357,143	$33,000,000
Watershed Technology Holdings, LLC	$4,142,857	$2,071,428	$2,071,428	$1,242,857	$13,257,143	$4,142,857	$2,071,428	$29,000,000
Encore Fund, L.P.	$1,142,857	$571,429	$571,429	$342,857	$3,657,144	$1,142,857	$571,429	$8,000,000
All Lenders	$10,000,000	$5,000,000	$5,000,000	$3,000,000	$32,000,000	$10,000,000	$5,000,000	$70,000,000

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